MASTER COMBINATION AND CONTRIBUTION AGREEMENT
                            AMONG THE WINTON PARTIES,
                            THE REIT PARTIES AND THE
                               MANAGEMENT PARTIES


         THIS MASTER COMBINATION AND CONTRIBUTION AGREEMENT ("Combination Agreement") is made as of the 8th day of November, 1996, as amended, among each of the limited partnerships set forth in Schedule I attached hereto (individually referred to as a "Transferor" and collectively as "Transferors"); Don W. Winton ("Winton" and, together with the Transferors, the "Winton Parties"); ASR Investments Corporation, a Maryland corporation (the "REIT"); Winton & Associates, Inc., a Washington corporation ("Associates"); Heritage Communities L.P., a Delaware limited partnership ("Heritage LP"); Heritage Residential Group, Inc., an Arizona corporation wholly owned by the REIT
("Heritage Residential"); Heritage SGP Corporation, an Arizona corporation wholly owned by the REIT ("Heritage SGP" and, collectively with the REIT, Heritage LP and Heritage Residential, the "REIT Parties"); Pima Mortgage Limited Partnership, an Arizona limited partnership ("Pima Mortgage"); Pima Realty Advisors, Inc., an Arizona corporation ("Pima Realty" and, collectively with Associates and Pima Mortgage, the "Management Parties"), Jon A. Grove ("Grove"), Frank S. Parise, Jr. ("Parise"), and Joseph C. Chan ("Chan"). Winton, Grove, Parise and Chan are executing this Combination Agreement solely with respect to certain mergers of entities owned by them, with respect to employment agreements to be entered into by each of them individually, and to provide information necessary to prepare certain offering materials and proxy statements as described herein.

         A. Each Transferor is the owner of the respective project listed adjacent to its name in Schedule II attached hereto (the "Properties").

         B. Winton is the general partner of each of the Transferors. Winton also is the sole shareholder of Associates which acts as the property management company for each of the Transferors pursuant to property management agreements between Associates and each Transferor.

         C. The REIT is a real estate investment trust that owns apartment communities and other assets. The REIT's assets currently are managed by Pima Mortgage pursuant to a management agreement and Pima Realty pursuant to various property management agreements with respect to each of the REIT's apartment properties.

         D. The REIT and Heritage SGP are the sole general partners and Grove is the sole limited partner of Heritage LP.

         E. The REIT, Heritage LP and the Transferors desire to combine their assets and to thereafter operate as a self-administered and self-managed REIT rather than being externally managed. To accomplish the foregoing, the parties hereto agree to enter into all, but not less than all, of the transactions described below on the terms and conditions herein provided:

                  1. The REIT shall make a tender offer (the "Exchange Offer") to each owner of limited partnership interests in a Transferor (the "Transferor Partners") that is an Accredited Investor to tender limited partner interests in the Transferors (the "Transferor Partnership Interests") in exchange for shares of common stock in the REIT (the "REIT Stock") pursuant to the terms and conditions of this Combination Agreement and a Letter of Transmittal in the form of Exhibit A hereto (the "Letter of Transmittal") to be executed by each Transferor Partner desiring to tender their Limited Partnership Interests in the Exchange Offer. The REIT will enter into a Registration Agreement in the form of Exhibit B covering resales of the REIT Stock received in the Exchange Offer ("Registration Agreement").

                  2. Upon the terms and subject to the conditions set forth in this Combination Agreement, on the Closing Date, the REIT, Heritage SGP and the Approving Transferors (as hereinafter defined) shall enter into an amended and restated partnership agreement of Heritage LP in the form of Exhibit C attached hereto (the "Amended Partnership Agreement") with such changes thereto as Winton and the REIT shall agree to prior to the Commitment Date pursuant to which the REIT and Heritage SGP will make certain cash contributions (the "REIT Initial Capital Contribution") to Heritage LP in exchange for general partnership interests in Heritage LP ("GP Units"), and each Approving Transferor will contribute the Property owned by the respective Transferor in exchange for limited partnership interests in Heritage LP ("LP Units") and cash. The GP Units and the LP Units shall be exchangeable for REIT
Stock on the first anniversary of the Closing Date. The Transferors, the REIT and Heritage LP shall enter into a registration agreement in the form of Exhibit D attached hereto (the "Exchange Registration Agreement") pursuant to which the REIT shall agree to register under federal securities laws the shares of REIT Stock to be issued in exchange for the LP Units. The contributions of the REIT Initial Capital Contribution and the Properties in exchange for GP Units and LP Units, respectively, are collectively referred to herein as the "Asset Transfer."

                  3. The REIT, Heritage Residential, Pima Realty and certain other parties shall enter into an agreement in the form of Exhibit E attached hereto (the "Pima Realty/Pima Mortgage Merger Agreement") pursuant to which Pima Realty shall merge with and into Heritage Residential (the "Pima Realty Merger"). Each of JG Mortgage Advisors, Inc., JC Mortgage Advisors, Inc., and FP Mortgage Advisors, Inc. (collectively, the "Pima Mortgage Partners"), the three corporate partners of Pima Mortgage, shall also enter into the Pima Realty/Pima Mortgage Merger Agreement pursuant to which each of the Pima Mortgage Partners shall merge with and into Heritage Residential (the "Pima Mortgage Merger").
Heritage Residential, the REIT, Winton, and Associates shall enter into an agreement in the form of Exhibit F attached hereto (the "Associates Merger Agreement") pursuant to which, if such agreement is approved by Winton as the sole stockholder of Associates on or prior to the Commitment Date (as defined in the Letter of Transmittal), Associates shall merge with and into Heritage Residential (the "Associates Merger"). The Pima Realty/Pima Mortgage Merger Agreement and the Associates Merger Agreement are collectively referred to herein as the "Management Merger Agreements." Pursuant to the Associates Merger Agreement, Heritage Residential shall become the manager of the Transferors, including those Transferors that are not Approving Partnerships.

                  4. The REIT shall enter into employment agreements with each of Winton, Grove, Parise, and Chan, each in the form to be agreed upon by the parties thereto (the "Employment Agreements").

         The Amended Partnership Agreement, the Registration Agreement, the Exchange Registration Agreement, the Management Merger Agreements and the Employment Agreements are sometimes hereinafter collectively referred to as the "Related Agreements".

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Combination Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE 1
                                 EXCHANGE OFFER
                                 --------------

         1.1      The Exchange Offer.

                  (a) Offer to Purchase. Provided that nothing shall have occurred that would result in a failure to satisfy any of the terms or conditions set forth in Article 7 of this Combination Agreement, as promptly as practicable following the execution of this Combination Agreement, the REIT shall commence the Exchange Offer by delivering the Exchange Offer Documents (as defined below) to each Transferor Partner. Each Transferor Partner that is an Accredited Investor shall have the right to tender all or any part of the Transferor Partnership Interests owned by such Transferor Partner by delivering a validly executed Letter of Transmittal to ASR prior to the Commitment Date (as defined in the Letter of Transmittal). Each Transferor Partner desiring to tender a Transferor Partnership Interest shall execute and deliver to Winton, as custodian, a custody agreement and Power of Attorney in the form of Exhibit H attached hereto (the "Custody Agreement") pursuant to which Winton will make and accept deliveries by and on behalf of the Transferor Partners as provided in the Custody Agreement. The obligations of the REIT to accept for purchase and to purchase any Transferor Partnership Interests tendered by the Transferor Partners of a particular Transferor shall be subject only to the conditions set forth in this Combination Agreement (including the Minimum Condition). The REIT shall not be entitled to accept for purchase or purchase the Transferor Partnership Interests tendered unless all of the conditions to the consummation of the transactions contemplated in this Combination Agreement are satisfied or waived as provided herein.

                  (b) Purchase  Price.  Subject to the  conditions  set forth in
Article 7 of this Combination Agreement, on the Closing Date, the Custodian shall deliver the Letters of Transmittal to the REIT, and the REIT shall deliver to the Custodian, as agent for each Transferor Partner of an Approving Partnership on whose behalf the Custodian delivered a Letter of Transmittal, a certificate registered in such Transferor Partner's name for the number of shares of REIT Stock equal to (i) the Exchange Value of all of the Transferor Partnership Interests tendered and accepted for purchase divided by (ii) the REIT Stock Price. No fractional shares of REIT Stock shall be issued in the Exchange Offer. Each Transferor Partner will be issued a whole share of REIT Stock in lieu of any fractional share interest to which such Transferor Partner would otherwise be entitled. For purposes of determining the number of shares of REIT Stock to be issued in the Exchange Offer, Transferor Partnership Interests held by one person in multiple accounts shall be aggregated.

                  (c) Exchange Offer Documents. As soon as practicable after the Execution Date, the REIT shall prepare a Private Offering Memorandum as described in Section 4.5 hereof covering the REIT Stock to be offered in the Exchange Offer, which will comply in all material respects with the provisions of applicable federal and state securities laws, and will contain Letters of Transmittal and a Custody Agreement appointing Winton the Transferor Partners' Custodian to make deliveries for the Transferor Partners at the Closing (the Private Offering Memorandum, the Letters of Transmittal and the Custody Agreement, together with any supplements or amendments thereto, are referred to herein collectively as the "Exchange Offer Documents"). The REIT shall prepare and make all filings under applicable state Blue Sky Laws to qualify or exempt from qualification the REIT Stock offered pursuant to the Exchange Offer.

                  (d) Election to Tender Transferor Partnership Interests. The election of a Transferor Partner to tender all or a part of the Transferor Partnership Interests owned by the Transferor Partner shall be made by such Transferor Partner's execution of a Letter of Transmittal and the return of the Letter of Transmittal to the Custodian for delivery to the REIT pursuant to the Custody Agreement. Following the Commitment Date the tender of Transferor Partnership Interests shall be irrevocable.

                  (e) Consent to Admission of REIT as Partner. The Letter of Transmittal shall provide that the Transferor Partner tendering a Transferor Partnership Interest in a Transferor (i) consents to the admission of the REIT as a substituted limited partner upon the purchase of such Transfer Partnership Interest and (ii) waives any right of first refusal granted under the Transferor's partnership agreement to the Transferor Partner or the Transferor in connection with the Exchange Offer. Winton, as general partner of the Transferor, consents to the admission of the REIT as a substituted limited partner of each Approving Transferor as of the Closing Date. Promptly following the Closing Date, each Approving Transferor shall file any certificates necessary to reflect the admission of the REIT as a substituted limited partner.

                  (f) Term. The Exchange Offer shall remain open until the Commitment Date, which shall be 5:00 p.m., Houston, Texas time on February 27,1997. The Exchange Offer shall expire on April 30, 1997 (the "Expiration Date"). If the Exchange Offer is not consummated prior to the Expiration Date, the REIT and the Custodian shall promptly return to the Transferor Partner the Letter of Transmittal and all other materials delivered to the REIT and the Custodian by the Transferor Partner pursuant to this Combination Agreement. Prior to the Commitment Date, the REIT shall not amend or modify the terms of the Exchange Offer without the prior consent of Winton. After the Commitment Date, the Exchange Offer shall not be amended or modified.

         1.2 Tender of Winton's Transferor Partnership Interests. Upon the terms and subject to the conditions set forth in this Combination Agreement, on the Commitment Date, in addition to Winton's right to tender all or any part of his Transferor Partnership Interests pursuant to Section 1.1 hereof, Winton shall have the right to tender all or any part of his right to receive distributions as a general partner in one or more Transferors to the REIT in exchange for shares of REIT Stock pursuant to the Exchange Offer on the same terms and subject to the same conditions as set forth in Section 1.1 above. At the Closing, the REIT shall accept for payment all assignments of the right to receive distributions as a general partner tendered by Winton in Approving Partnerships and shall not accept for payment assignments of the right to receive distributions as a general partner in all other Transferors. If the tender of the right to receive general partner distributions is accepted, the REIT shall acquire all right, title and interest to all distributions made by the Transferor with respect to the interest acquired, but the REIT shall not be substituted as a general partner. Winton shall remain as the general partner of the applicable Transferor.


         1.3 Internal Revenue Code Section 754 Election. Unless a Transferor has a valid election in place pursuant to Internal Revenue Code Section 754, each Transferor hereby agrees to make such an election effective for such Transferor's taxable year in which the Exchange Offer is consummated.


                                    ARTICLE 2
                                 ASSET TRANSFER
                                 --------------

         2.1 The Asset Transfer. Provided that nothing shall have occurred that would result in a failure to satisfy any of the terms or conditions set forth in this Combination Agreement, immediately following the transactions set forth in
Article 1 hereof, the REIT and each Approving Transferor shall consummate the Asset Transfer. The REIT and Heritage SGP shall make a cash capital contribution to Heritage LP in accordance with Section 2.2(b) hereof and will continue to be general partners of Heritage LP. Each of the Approving Transferors shall contribute and convey the Property owned by each such Approving Transferor to Heritage LP in exchange for LP Units and cash as set forth in Section 2.2(c) hereof. Promptly following the issuance of LP Units and the delivery of cash to the Approving Transferors, each of the Approving Transferors shall dissolve and distribute the LP Units as a liquidating distribution to each partner of the Approving Transferors that is an "accredited investor" and shall deliver cash as a liquidating distribution to each partner of the Approving Transferors that is not an accredited investor in accordance with Section 2.2(d) hereof. Pursuant to the terms of the Amended Partnership Agreement, the GP Units and the LP Units shall be exchangeable for REIT Stock on the first anniversary of the Closing Date. Pursuant to the Exchange Registration Agreement, the REIT shall agree to register under federal securities laws the shares of REIT Stock to be issued upon conversion of the GP Units and LP Units.

         2.2      Contribution of Property to Heritage LP.

                  (a) Amendment to Heritage Partnership Agreement. Upon the terms and subject to the conditions set forth in this Combination Agreement, on the Closing Date and immediately following the Exchange Offer and the admission of the REIT as a limited partner of the Approving Partnerships, the Approving Transferors, the REIT and Heritage SGP shall amend the Heritage Partnership Agreement by executing and delivering the Amended Partnership Agreement admitting the Approving Transferors as limited partners and providing for the capital contributions in accordance with this Article 2.

                  (b) Capital Contributions. On the Closing Date, the REIT, Heritage SGP and each Approving Transferor shall make the following capital contributions to Heritage LP:

                           (i) The  REIT  and  Heritage  SGP  shall  make a cash
capital contribution equal on an aggregate basis to the REIT Initial Capital Contribution which shall be the sum of:

                                    (A) that portion of the Mortgage Debts to be
repaid or assumed and cancelled by Heritage LP in accordance with Section 2.3 hereof including, without limitation, any prepayment fees or premiums, assumption fees and other costs associated therewith), plus

                                    (B)  the  amount  required  to  satisfy  any
monetary liens which the REIT elects to satisfy pursuant to Section 2.4(e), plus

                                    (C) the Properties Closing Costs paid and to
be paid by Heritage LP or the REIT (on behalf of Heritage LP or on behalf of the Approving Transferor) pursuant to Section 8.11, plus or minus, as appropriate

                                    (D) the Prorations, plus

                                    (E) all costs and  expenses  incurred and to
be incurred by Heritage LP, the REIT or Heritage SGP (on behalf of Heritage LP) in the performance of its due diligence hereunder, and plus

                                    (F) any cash required to be  distributed  to
non-Accredited Investors pursuant to Section 2.2(d) hereof.

                           (ii) Each Approving  Transferor  shall contribute and
convey the Property owned by such Approving Transferor to Heritage LP as hereinafter provided subject only to the Transferred Debt as described in
Section 2.3 hereof.

                           (iii) Notwithstanding the foregoing,  if, taking into
consideration the proposed contributions to the capital of Heritage LP by the REIT, Heritage SGP, and each of the Approving Transferors in accordance with
Section 2.2(b) hereof, Heritage LP would not be consolidated with the REIT for financial accounting and reporting purposes because the respective Partnership Interests of the REIT or Heritage SGP in Heritage LP is insufficient, then at the Closing the REIT or Heritage SGP may contribute cash to Heritage LP in exchange for additional GP Units in Heritage LP at the rate of one GP Unit for each $18.10 contributed in the minimum amount sufficient to permit Heritage LP to be consolidated with the REIT for financial accounting and reporting purposes.

                  (c) Issuance of Partnership Units. In exchange for the capital contributions provided in Section 2.2(b) hereof, Heritage LP shall issue on the Closing Date (i) to each Approving Transferor a number of LP Units equal to the number of LP Units or the amount of cash to be distributed by the Approving Transferor under Section 2.2(d); and (ii) to the REIT and Heritage SGP a number of GP Units (rounded to a whole unit) equal to the REIT Initial Capital
Contribution divided by the REIT Stock Price allocated between them on a pro rata basis based upon their respective contributions. At the Closing, each Approving Transferor shall deliver to Heritage LP a certificate setting forth the number of LP Units and the amount of cash to be distributed by the Approving Transferor to the partners of such Approving Transferor.

                  (d) Distribution of LP Units. Each Approving Transferor intends to dissolve and liquidate promptly following the Closing Date. In connection with such liquidation, each Approving Transferor shall distribute to each of its partners (i) who Heritage LP reasonably determines to be an
Accredited Investor a number of LP Units equal to the Exchange Value attributable to such partner's interest in the Approving Transferor divided by the REIT Stock Price and (ii) who Heritage LP reasonably determines is not an Accredited Investor, an amount of cash equal to the number of shares of REIT Stock that the partner would have been entitled to if such partner were an Accredited Investor multiplied by the average closing price of a share of REIT stock in the American Stock Exchange Composite Transactions as reported in the Wall Street Journal for the 90 trading days immediately prior to the Closing Date. Heritage LP shall deliver to Winton at the Closing a list of the limited partners of the Transferor that Heritage LP has determined not to be Accredited Investors. The REIT, as general partner of Heritage LP, consents to the transfer of the LP Units to the partners of the Transferors determined by Winton to be Accredited Investors pursuant to the distribution and liquidation of the Approving Transferor. If a partner of an Approving Transferor transfers an interest in the Approving Transferor prior to the distribution of the LP Units to such partner, distribution of the LP Units to the partner of the Approving Transferor shall be subject to satisfaction by the partner of the Approving
Transferor and the transferee of the requirements of Section 11.3.1 of the Amended Partnership Agreement.

         2.3      Indebtedness.

                  (a) Mortgage Debt. The REIT, Heritage LP and the Transferors acknowledge and agree that the Properties are subject to the Mortgage Debt from the lenders ("Lenders") described on Schedule III attached hereto. The Properties shall be acquired by Heritage LP subject to the Mortgage Debt, provided that the Lender of such Mortgage Debt shall execute a consent, estoppel letter, transfer agreement, and modification with respect to such Mortgage Debt as shall be acceptable to Heritage LP, acting reasonably.

                  (b) Lender Consent. From and after the date hereof, the parties shall proceed in good faith and with due diligence to attempt to secure any lender consent and estoppel letter from the Lenders and to negotiate any transfer agreement or modifications to the Loan Documents in order for Heritage LP to acquire the Properties subject to such Mortgage Debt. Heritage LP agrees that it shall accept each Property subject to the Mortgage Debt, provided that the Lender agrees that such Mortgage Debt shall be non-recourse to Heritage LP on the same terms that such Mortgage Debt is currently non-recourse to the Transferor and the Lender executes the agreements contemplated by Section 2.3(a). Heritage LP shall not acquire any Property subject to a Mortgage Debt unless the relevant Approving Transferor and Winton are released from any liability with respect to such Mortgage Debt, unless otherwise agreed to by Winton or the Approving Transferor, as applicable. Any Mortgage Debt to which a Property is subject upon transfer to Heritage LP is herein referred to as "Transferred Debt".

                  (c) Refinancing of Mortgage Debt. In the event that a Lender does not agree to the transfer of a Mortgage Debt as contemplated by Sections 2.3(a) and (b), or if for any reason Heritage LP is unable to acquire a Property subject to a Mortgage Debt, Heritage LP shall have the right to (i) refinance all or a portion of such Mortgage Debt on terms it determines to be acceptable to it in its discretion; (ii) pay all or any portion of such Mortgage Debt from the proceeds of the Initial REIT Capital Contribution; or (iii) exclude such Property from the transactions contemplated hereby in accordance with Section 7.1(i) hereof.

         2.4      Inspection.

                  (a) Due Diligence Period. The REIT shall have until November 11, 1996, unless earlier terminated by agreement of the REIT (the "Due Diligence Period"), to perform its due diligence review and examination of the Properties, the Title Reports, the Surveys, the UCC Searches, the Loan Documents and all information to be provided or made available by Transferors, as set forth below, and to determine, in its sole and absolute discretion, whether to proceed with the transactions contemplated under this Combination Agreement.

                  (b) Access. During the Due Diligence Period, and at all times prior to the Closing Date, Transferors and Winton shall provide the REIT and Pima Realty as well as their respective employees, contractors, consultants, agents and representatives, with complete access to all files, books, records and other materials in the possession or control of Transferors or Winton and relating to the Properties and the right to examine, inspect and make copies of such materials as they may deem appropriate. Transferors shall also provide for such parties to have reasonable access to the Real Properties (including the Improvements thereon) for the purpose of conducting surveys, architectural, drainage, soils, mechanical systems, engineering, geotechnical and environmental inspections and tests (including sampling and invasive testing for the presence of Hazardous Materials performed in connection with Phase I and Phase II environmental audits, feasibility studies and any other inspections, studies or tests reasonably required by them. The REIT shall also have the right to conduct a "walk-through" of each of the Properties prior to the Closing Date upon appropriate notice, subject to the rights of all tenants under their Leases.

                  (c) Information. The information to be made available by Transferors and Winton with respect to the Properties shall include, but not be limited to, the following (to the extent that such information is in the possession or control of Transferors or Winton): construction plans, specifications, certificates of completion and all files related to any contemplated developments on any of the properties; correspondence; documents, contracts and agreements; copies of all development agreements, approvals, permits, site plans, licenses, entitlements, subdivision maps, environmental reports, and all studies, reports or investigations performed in connection with the securing of any governmental or quasi-governmental approval for the development of any of such properties or construction of improvements thereon; all permits, licenses and approvals relating to the ownership, operation or occupancy of any improvements; plans and specifications for any on- or off-site infrastructure to be installed, including all contracts, costs estimates and contribution agreements relating thereto; all leases, lease guaranties and lease files; utility bills; all management, marketing, service, supply, material, equipment lease or maintenance contracts which pertain to the furnishing of services, materials, leasehold equipment, or maintenance to the Properties and similar agreements (the "Service Contracts"); maintenance work orders and service requests for the prior two years (including, but not limited to, those pertaining to boiler or other heating, ventilation or air conditioning systems) ; information relative to the payment history of each tenant; copies of operating and financial statements (balance sheets, income, proformas, expense and capital improvements) detailing the operating history of the properties for the last three years including year-to-date information (the "Operating and Financial Statements"); the Loan Documents; notices, citations, correspondence or memoranda from any government or quasi-government authority or agency; and all other materials relating to the Properties in the possession or control of any Transferor or Winton, it being the intention of the parties that Transferors and Winton will disclose to the REIT and the other parties performing the due diligence review herein provided for any and all information in the possession or control of such parties, their property managers, and any other affiliated entity to the extent it relates to the Properties. In the course of its investigations, the REIT may make inquiries to third parties including, without limitation, tenants, the Lenders, contractors, property managers, parties to other contracts and municipal, local and other government officials and representatives, and the Transferors consent to such inquiries.

                           Each  Transferor and Winton shall also make available
to the REIT all the books and records, financial statements, income tax returns, contracts, employee records and other information with respect to the respective Transferor as may be reasonably required by the REIT in order to perform its due diligence review of the respective Transferor.

                  (d) Transferors' Deliveries. Transferors shall deliver to the REIT within ten (10) days after the Execution Date: (i) a current rent roll and delinquency report (a "Rent Roll") for each Real Property; (ii) a list of all material permits, approvals and entitlements required for the Real Properties known to Transferors; (iii) a schedule of Service Contracts (a "Schedule of Service Contracts") for each Real Property; (iv) plans and specifications, in the possession or control of Transferors for any major capital expenditures relating to any Real Property; (v) to the extent in the possession or control of Transferors, a full set of construction documents, including all plans and specifications for all tenant improvements; (vi) a schedule of all actions and lawsuits or other litigation or proceedings pending or outstanding within the past four years in which any Transferor is a party; (vii) all title information for the Real Properties in the possession or control of Transferors or their attorneys; (viii) surveys for the Real Properties in the possession or control of Transferors or their attorneys; (ix) a schedule of all insurance carried and the costs thereof (a "Schedule of Insurance") with respect to each Real Property; (x) a schedule of all warranties covering any roof, any improvements on Tangible Personal Property on or pertaining to any Real Property; (xi) a schedule of all environmental reports in Transferors' possession or control (a "Schedule of Environmental Reports") for each Real Property, copies of all environmental reports in Transferors' possession or control for each Real Property and a list of any Hazardous Materials reported by any tenant to any Transferor as being in use on any Real Properties; (xii) copies of all Loan Documents; (xiii) a schedule of Tenant Options (a "Schedule of Tenant Options") for each Real Property and copies of all Tenant Options; (xiv) property tax notices and real and personal property tax returns filed, relating to the Properties, for the two years prior to the year of execution of this Combination Agreement, and the current year to date; (xv) copies of all governmental notices of code or other violations pertaining to any Property, if any, whether or not now corrected, received by Transferors during the past four years; and (xvi) a schedule of Loan Documents (a "Schedule of Loan Documents") for each Real Property.

                  (e)      Title and Survey.

                           (i)  Within  10  days  after  the   Execution   Date,
Transferors shall deliver to the REIT (A) Title Reports for the Real Properties together with legible copies of all documents underlying exceptions to title (including those in the "Requirements" section); (B) Surveys for the Real Properties; and (C) UCC Searches for Transferors and for each Real Property and for such other parties as the REIT may reasonably request. The REIT shall be entitled to approve or object to any matters disclosed by the Title Reports, Surveys or UCC Searches by delivering written notice of such approval or objection to Transferors and the Title Company on or before fifteen (15) days after delivery to the REIT of the Title Report, Surveys or UCC Searches, said notice to specify in reasonable detail any matter to which the REIT objects. If any party subsequently issues any amendment to the Title Report, Surveys or UCC Searches disclosing any additional matters or changes in the legal description or additional requirements of the REIT, the REIT shall be entitled to approve or object to any such matter not disclosed by the Title Report, Surveys or UCC Searches or any previous amendment thereto by delivering written notice of such approval or objection to Transferors and the Title Company on or before five (5) days after the Title Company has delivered to the REIT the amendment to the Title Report, Surveys or UCC Searches said notice to specify in reasonable detail any matter to which the REIT objects.

                           (ii) If the REIT  delivers any notice of objection to
any matter, within five (5) days in writing after receipt of such objection, Transferors shall notify the REIT and the Title Company whether Transferors are unable or unwilling to remove or satisfy such matter objected to by the REIT on or before Closing. If any Transferor does not give such notice, such Transferor shall be deemed to be unable or unwilling to remove or satisfy such matter. If any Transferor so indicates its inability or unwillingness to remove any matter objected to by the REIT on or before Closing, the REIT may, within five (5) days after receipt of such written notice from such Transferor (or ten (10) days from the date of the REIT's objection if such Transferor does not respond in writing to the REIT's objection), notify Transferors and the Title Company in writing of the REIT's election to (A) proceed under this Combination Agreement with respect to such Property and waive the REIT's objections, or (B) exclude the Property and the Transferor subject to objection from the transactions contemplated in this Combination Agreement. If the REIT does not give such notice, then this Combination Agreement shall automatically terminate with respect to the Transferor and the Property subject to objection.

                           (iii)  Notwithstanding   anything  contained  to  the
contrary herein, if the REIT fails to timely notify Transferors and the Title Company of any objections to, or its unequivocal approval of the Title Report, Surveys or UCC Searches or any amendment or modification thereto, or if the REIT fails to timely notify Transferors and the Title Company of its election to either terminate or proceed with this transaction after delivery by Transferors to the REIT of notice of its inability or unwillingness to remove any matter objected to by the REIT, then the REIT shall be deemed to not object to any matter in the Title Report, or any modification thereto.

                           (iv) Notwithstanding anything to the contrary in this
Section 2.4(e), regardless of any other objection from the REIT, Transferors shall satisfy all pecuniary encumbrances (other than the Mortgage Debt) or otherwise have all such encumbrances removed as liens against the Properties on or before the Closing at their own expense. Transferors shall not place any consensual lien, encumbrance or easement against the Properties following the date of this Combination Agreement without the prior written consent of the REIT. If Transferors fail to satisfy or remove any monetary lien on or prior to Closing, the REIT may apply a portion of the REIT Initial Capital Contribution to satisfy the monetary lien and reduce the Deemed Value of the related Property. Transferors shall be required to deposit any additional funds at Closing to satisfy any remaining monetary liens against the Properties.

                           (v) Transferors shall comply with all requirements to
the issuance of the Title Policies (as defined herein) to be delivered at the Closing. If the REIT has not received all Title Reports and Surveys at least thirty (30) days before the expiration of the Due Diligence Period, then such period shall be extended as it relates to survey and title matters only, on a day-for-day basis, until all Title Reports and Surveys have been received by the REIT.

                           (vi)  The  term  "Permitted  Exceptions"  shall  mean
Transferred Debt and all exceptions to title to the Real Properties (other than monetary liens and those other matters which Transferors have agreed to cure in accordance with Section 2.4(e)(iv) hereof), which have not been cured and which the Title Insurer has not agreed to insure over or waive during the Due Diligence Period and which the REIT shall be deemed to have approved by failing to exclude the Property and the Transferor of such Property from this Combination Agreement as provided in Section 2.4(e)(ii) hereof.

                  (f) Indemnity. Prior to the Closing, the REIT shall not place any liens on the Properties and will indemnify, defend and hold Transferors harmless from all claims and liabilities (including reasonable attorneys' fees and expenses actually incurred) asserted against Transferors or the respective owners as a result of any entry by or on behalf of the REIT. If any inspection or test disturbs any of the Properties, the REIT will cause the damaged properties to be restored to the same condition as existed prior to any such inspections or tests.

         2.5      Actions With Respect to Properties Prior to Closing.

                  (a)      Operations.

                           (i) Transferors  agree that prior to the Closing they
shall continue to operate and manage the Real Properties in the ordinary course of business in accordance with past practice (which includes the construction, development and management of properties and the making of tenant improvements thereon) and shall perform regular maintenance, maintain existing insurance coverage, perform their respective obligations under all leases with tenants, Service Contracts and Loan Documents applicable to the Real Properties owned by them, commit no waste to the Properties and pay and discharge, in the ordinary course of business, liabilities and obligations relating to the Real Properties. Transferors shall not, without the prior consent of the REIT, which consent shall not be unreasonably withheld or delayed, incur, create or assume any new indebtedness, other than accounts payable, taxes and similar amounts incurred in the ordinary course of business, nor grant any new lien, mortgage, security interest or pledge of any kind on any of the Real Properties prior to the Closing.

                           (ii) Transferors agree that prior to the Closing they
shall consult with the REIT prior to terminating any Lease or Service Contract (except in the ordinary course of business) or entering into or modifying any contract or agreements relating to the Real Properties which would be binding on Heritage LP or the REIT after the Closing. The REIT shall have the right to approve, such approval not to be unreasonably withheld or delayed, any material new contracts or contract modifications which are proposed by Transferors.

                           (iii)  Transferors  may  enter  into new  Leases  and
modify existing Leases relating to Real Properties without the REIT's consent so long as such leases comply with the leasing standards existing on the date hereof with respect to the applicable property with such exceptions as are typically made in the ordinary course of business and are on Transferor's standard form, subject to customary modifications thereto. Transferors shall, however, consult with the REIT concerning all proposed Leases or Lease modifications relating to Real Properties, and shall secure the REIT's prior approval, such approval not to be unreasonably withheld or delayed, for any Lease or tenant not meeting the foregoing requirements or any Lease modification that would shorten the term, reduce the rent or otherwise relieve the tenant of, or impose upon the landlord, any material obligation not set forth in the current Lease.

                           (iv) Transferors shall notify the REIT of any matters
that may arise prior to the Closing that could have a material effect on any of the Properties, such as pending or threatened litigation, notices of violations from governmental or quasi-governmental authorities or agencies, tenant defaults, bankruptcies or insolvencies and asserted landlord defaults.

                           (v) Except with the prior written consent of the REIT
(which consent shall not to be unreasonably withheld or delayed), Transferors shall not accept rents or occupancy payments from any tenant at any Real Property for more than one month in advance except in the ordinary course of business.

                  (b) Tenant Estoppels. For Real Properties that are not apartment complexes, Transferors shall endeavor in good faith to secure tenant estoppels in the form of Exhibit I attached hereto ("Estoppel Certificates") from all tenants of all of the Real Properties prior to the Closing. The REIT acknowledges that certain Major Tenants may not sign the form tenant estoppel attached as Exhibit I, and in such event, an alternative tenant estoppel from such Major Tenants may be delivered in satisfaction of Transferors' obligations under the preceding sentence if such alternative form is satisfactory to the REIT in the exercise of the REIT's reasonable commercial judgment. Transferors shall be responsible for filling in the required information in each Estoppel Certificate, for delivering the forms to the tenants and for following up with tenants as necessary to secure such estoppels. The REIT will use reasonable efforts to assist Transferors in securing such estoppels.

         2.6 Damage. The risk of loss of or damage to a Real Property by reason of any insured or uninsured casualty during the period up to and including the Closing Date shall be borne by the applicable Transferor. In the event of any material damage to or destruction of any Real Property or any portion thereof (notice of which shall promptly be given to the REIT by the applicable Transferor), the REIT may, at its option by notice to such Transferor given within ten (10) days after the REIT is notified of such damage or destruction (and the Closing shall be extended, if necessary to give the REIT such 10-day period to respond to such notice) (i) elect to proceed under this Combination Agreement with respect to such Property, in which event the Transferor shall, at the Closing, assign to Heritage LP all insurance proceeds (including rent loss insurance to the period from and after the Closing Date) for the damage, Heritage LP shall assume responsibility for the repair of the Real Property, and Heritage LP shall receive a credit at the Closing for any uninsured portion of the damage and any deductible under the insurance policy; or (ii) exclude such Property and Transferor from the transactions contemplated in this Combination Agreement.

                  "Material damage" and "materially damaged" means, with respect to the applicable Real Property, damage for which the cost to repair reasonably exceeds one percent (1%) of such Property's Deemed Value or which would permit any Major Tenant to terminate its Lease (if such Real Property is not an apartment complex).

         2.7 Condemnation. In the event of any threatened, commenced or consummated proceedings in eminent domain, including, without limitation, any conveyance in lieu thereof (notice of which shall promptly be given to the REIT by the applicable Transferor) (a "Condemnation Proceeding"), which would constitute a material condemnation respecting Real Property, the REIT may, at its option, by notice to the applicable Transferor given within ten (10) days after the REIT is notified of such actual or possible proceedings (and the Closing shall be extended, if necessary, to give the REIT such 10-day period to respond to such notice) (i) elect to proceed under this Combination Agreement with respect to such Property, in which event the Transferor shall, at the Closing, assign to Heritage LP its entire right, title and interest in and to any condemnation award, and Heritage LP shall have the sole right prior to Closing (subject to the applicable Transferor's approval which shall not be unreasonably withheld or delayed) and after the Closing to negotiate and otherwise deal with the condemning authorities in respect of such matters; or
(ii) exclude such Property and Transferor from the transactions contemplated in this Combination Agreement.

                  "Material condemnation" means with respect to a Real Property, a taking of (i) more than ten percent (10%) of the land constituting the Real Property, (ii) more than ten percent (10%) of the parking for the buildings on the Real Property (unless the same can, on the remaining Real Property so affected, be replaced), (iii) any part of the buildings on the Real Property,
(iv) a means of access to the Real Property unless alternative means of access exist which in the REIT's judgment are adequate to serve the Real Property, or (v) materially adversely affect the use or value of the Real Property.

         2.8 Prorations. The items in this Section 2.8 with respect to each of the Real Properties shall be apportioned or prorated between the respective Approving Transferor and Heritage LP as of the end of the day preceding the Closing Date in order to determine the amount of the Proration with respect to such Property. The parties shall compute or estimate all prorations prior to the Closing Date, and Approving Transferors shall supply Heritage LP before the Closing satisfactory supporting evidence for all such adjustments:

                  (a) Taxes and Assessments. General real estate taxes and assessments imposed by governmental authority ("Taxes") and any assessments by private covenant constituting a lien or charge on each Real Property for the then-current calendar year or other current tax period not yet due and payable, together with, if applicable, state and local taxes thereon. If the Closing occurs prior to the receipt of the tax bill for any Real Property for the calendar year or other applicable tax period for such Real Property in which the Closing occurs, Taxes for such calendar year or other applicable tax period for such Real Property shall be prorated based upon the most recent ascertainable assessed values and tax rates. All prorations shall be based upon a fraction determined by dividing the number of days elapsed through the date of the Closing by 365.

                  (b) Collected Rent. All collected rent and other income (and any applicable state or local tax on rent) under Leases in effect at the Closing but excluding payments that may constitute rent but are provided for in other subparagraphs of this Section 2.8. Each Approving Transferor shall be charged with any rentals collected by such Approving Transferor before the Closing, but applicable to any period of time after such Closing. Any rent and other income delinquent as of the Closing shall not be prorated. Heritage LP shall use reasonable efforts (which efforts shall not require Heritage LP or the REIT to initiate any lawsuit) to collect any rent delinquent as of the Closing, and any rent delinquent as of the Closing but collected after the Closing shall be applied first to current rent obligations then to delinquent rent in inverse order of incurrence, with any amounts applied to any period prior to the Closing remitted to the respective Approving Transferor. Heritage LP may treat any rent received after the 27th of any month as rent for the next month. Once the Closing has occurred, no Approving Transferor shall have any right to seek by legal action or otherwise collection of any rents delinquent for any period prior to the Closing, unless the tenant has vacated the premises under the Lease before the Closing and the Lease is not assigned to Heritage LP.

                  (c) Utilities. To the extent such expenses are the obligation of an Approving Transferor and not tenants under Leases, utilities, including water, sewer, electric, and gas, based upon the last reading of meters prior to the Closing. If the utility company will not issue separate bills, such Approving Transferor's portion will be charged against such Approving Transferor and Heritage LP will pay the entire bill after the Closing. If any Approving Transferor has paid any utilities in advance in the ordinary course of business, then the Approving Transferor shall be credited for Heritage LP's portion of such payment at the Closing. The amount of deposits, if any, with utility companies that are transferrable and that are assigned by any Approving Transferor to Heritage LP at the Closing shall be credited to such Approving Transferor. The amount of any deposits with utility companies that are not transferable and that are not assigned by any Approving Transferor to Heritage LP at the Closing shall remain the property of such Approving Transferor.

                  (d) Fees and Charges Under Service Contracts. To the extent such expenses are the obligations of any Approving Transferor and not of tenant's under the Lease, fees and charges under any Service Contracts relating to the Real Properties that are being assigned to and assumed by Heritage LP at the Closing on the basis of the periods to which such Service Contracts relate.

                  (e) CAM Charges. Common area maintenance charges and other operating expenses paid by tenants under Lease ("CAM Charges") and actually received by any Approving Transferor. At the Closing, the Transferor shall be charged for CAM Charges received by such Approving Transferor that relate to periods after the Closing and any portion of CAM Charges not actually paid by any tenants for the year of Closing or other applicable period (but only as to the portion of the year or such other period during which such Approving Transferor owned the Real Property and such amounts that have not previously been paid by such Approving Transferor).

                  (f) Transferred Debt. Interest accrued through the day prior to the Closing Date and not yet due and payable and any principal, interest and other amounts due and payable at the Closing Date pursuant to the Transferred Debt; provided, however, transfer fees due and payable to holders of Transferred Debt shall be paid in accordance with Section 8.11 hereof.

                  (g) Insurance. Premiums or other fees payable in connection with any insurance policies that are being assigned to and assumed by Heritage LP at the Closing.

                  (h) Other Expenses. All other liabilities related to the ownership or operation of the Properties that Heritage LP may agree to assume or take subject to in writing.

                  (i) Contractors and Suppliers. Amounts payable to contractors, subcontractors, designers, suppliers, architects, engineers and others who have performed services or labor or supplied material in connection with any of the Properties.

                  (j) Leasing Commissions. Leasing or other fees or commissions payable in connection with any Lease or any renewal or extension of any Lease, but only to the extent that such fees or commissions have been disclosed to Heritage LP and the REIT on the Rent Roll. For the avoidance of doubt, the parties acknowledge that with respect to the majority of Leases, all commissions due to brokers for the initial term of such Leases have been previously paid by the Transferors on a "cash out" basis and there will be no proration of those commissions at Closing; however, Heritage LP acknowledges that, as described on the Rent Rolls, commissions for renewals and extensions of such Leases may be due and payable in the future on a "cash out" basis at the time of the applicable tenant's exercise of a renewal or option to extend or may be payable, for such extension or renewal, on a monthly basis.

         2.9 Tenant Deposits. All tenant deposits, including without limitation, refundable security deposits, refundable pet deposits and key deposits, and advance rental deposits (and interest thereon if required by law or contract to be earned thereon) shall be transferred to Heritage LP at the Closing, and Heritage LP shall assume the obligations to refund such deposits to such tenants in accordance with their respective Leases after Closing, but only to the extent the obligation to refund such deposits arises after Closing.

         2.10 Income and Sales Taxes. All income, sales, gross receipts or compensation taxes and similar taxes and fees imposed upon any Approving Transferor under applicable local or state law shall be paid by the respective Approving Transferor at the Closing.

         2.11 Permit Fees. Customary fees payable with respect to the transfer of permits and licenses assigned by any Approving Transferor to Heritage LP at the Closing with the consent or approval, if required, of the issuer thereof shall be paid by Heritage LP.

         2.12 Wages. Approving Transferors shall pay the wages, employment taxes and fringe benefits applicable thereto payable to employees, if any, of such Approving Transferors as of their discharge on the Closing Date.

         2.13 Escrow Accounts. The parties acknowledge that the Transferred Debts to be assumed have Escrow Accounts. Upon the Closing (a) if requested by an Approving Transfer, Heritage LP shall reimburse such Approving Transferor for the amount such Approving Transferor has deposited into the Escrow Account with respect to each Real Property, whereupon such Approving Transferor shall assign to Heritage LP, and Heritage LP shall have sole right and ownership of, all funds in such Escrow Account; or (b) each Approving Transferor shall withdraw all funds that it has deposited in each Escrow Account, whereupon Heritage LP shall make the appropriate deposits into the Escrow Account.


                                    ARTICLE 3

                      PROPERTY MANAGEMENT COMPANY MERGERS;
                      ------------------------------------
                     INTERNALIZATION OF PROPERTY MANAGEMENT
                     --------------------------------------

         3.1 Pima Realty Merger. Immediately following the execution of this Combination Agreement, Pima Realty, Pima Mortgage, Heritage Residential, Grove, Parise and Chan shall enter into the Pima Realty/Pima Mortgage Merger Agreement that shall provide for Pima Realty to be merged with and into Heritage
Residential (the "Pima Realty Merger") on the Closing Date with Heritage Residential continuing its corporate existence as the surviving corporation. The Pima Realty/Pima Mortgage Merger Agreement shall provide for the conversion of Pima Realty's shares of common stock into the right to receive 26,560 shares of REIT Stock, and such other terms and conditions as shall be set forth in the Pima Realty/Pima Mortgage Merger Agreement. By their execution of this Combination Agreement, each of Grove, Parise and Chan, in their capacities as the sole stockholders of Pima Realty, vote for, adopt, consent to and approve the Pima Realty Merger. Subject to the Fairness Opinion not being withdrawn or modified, the REIT, as the sole shareholder of Heritage Residential, hereby votes for, adopts, consents to and approves the Pima Realty Merger and the Pima Realty/Pima Mortgage Merger Agreement.

         3.2 Pima Mortgage Merger. Immediately following the execution of this Combination Agreement, each of Grove, Parise and Chan, each as the sole stockholder of JG Mortgage Advisors, Inc., JC Mortgage Advisors, Inc. and FP Mortgage Advisors, Inc., respectively, the three corporate partners of Pima Mortgage (the "Pima Mortgage Partners"), shall cause each of the Pima Mortgage Partners to enter into the Pima Realty/Pima Mortgage Merger Agreement that shall provide for each of the Pima Mortgage Partners to be merged with and into Heritage Residential (the "Pima Mortgage Merger") on the Closing Date with
Heritage Residential continuing its corporate existence as the surviving corporation. The Pima Realty/Pima Mortgage Merger Agreement shall provide for the conversion of all issued and outstanding shares of common stock of each of the Pima Mortgage Partners into the right to receive 235,440 shares of REIT Stock, and such other terms and conditions as shall be set forth in the Pima Realty/Pima Mortgage Merger Agreement. By their execution of this Combination Agreement, each of Grove, Parise and Chan, each as the sole stockholder of JG Mortgage Advisors, Inc., JC Mortgage Advisors, Inc. and FP Mortgage Advisors, Inc., respectively, vote for, adopt, consent to and agree to the Pima Mortgage Merger. Subject to receipt of a favorable fairness opinion, the REIT, as the sole shareholder of Heritage Residential, hereby votes for, adopts, consents to and approves the Pima Mortgage Merger and the Pima Realty/Pima Mortgage Merger Agreement.

         3.3 Associates Merger. Immediately following the execution of this Combination Agreement, Associates and Heritage Residential shall enter into the Associates Merger Agreement that shall provide for Associates to be merged with and into Heritage Residential (the "Associates Merger") on the Closing Date with Heritage Residential continuing its corporate existence as the surviving corporation. The Associates Merger Agreement shall provide for the conversion of Associates' shares of common stock into the right to receive 70,284 shares of REIT Stock and such other terms and conditions as shall be set forth in the Associates Merger Agreement. The REIT, as the sole shareholder of Heritage Residential, hereby votes for, adopts, consents to and approves the Associates Merger and the Associates Merger Agreement.

         3.4 Employment Agreements. On the Closing Date, the REIT and each of Winton, Grove, Parise and Chan shall enter into the Employment Agreements.

         3.5 Appointment of Winton as Director. Prior to the Closing Date, the REIT shall take all necessary action to increase the number of directors by one and to appoint Winton as a director effective as of the Closing Date to serve until the next annual election of directors.

         3.6 Fairness Opinion; All Documents Delivered. The REIT Parties have received an opinion, dated November 8, 1996, from Oppenheimer & Co., Inc. to the effect that the consideration to be received by the REIT in the Pima Mortgage Merger and Pima Realty Merger is fair to the REIT, from a financial point of view (the "Fairness Opinion"). A copy of the Fairness Opinion has been provided to the Transferors. The REIT has provided copies of all documents regarding the Pima Realty Merger and the Pima Realty Merger to the Transferors, and there are no other agreements, understandings or arrangements with respect to such mergers.

                                    ARTICLE 4

                       PARTNER AND STOCKHOLDER APPROVALS;
                       ----------------------------------
                         PROXY AND REGISTRATION FILINGS;
                         -------------------------------
                               OFFERING MEMORANDUM
                               -------------------

         4.1 Approval by Winton, as General Partner. Winton hereby approves and consents to the Exchange Offer and Asset Transfer and represents and warrants that he has (i) determined that this Combination Agreement and the transactions contemplated hereby, including the Exchange Offer and Asset Transfer, taken together, are in the best interests of the Transferor Partners, (ii) approved this Combination Agreement and the transactions contemplated hereby, including the Exchange Offer and Asset Transfer, and (iii) will recommend that the Transferor Partners accept the Exchange Offer or approve and adopt this Combination Agreement and the Asset Transfer; provided, however, that such recommendation may be withdrawn, modified or amended by Winton if he determines in good faith to do so in the exercise of his fiduciary duties, based upon written advice of counsel. Winton hereby agrees to cooperate with the REIT in preparing the Private Offering Memorandum and the REIT Proxy Statement and to provide such information about Winton and the Transferors as the REIT shall reasonably request.

         4.2 REIT Stockholder Approval. As soon as practicable after the Execution Date, the REIT shall prepare and file with the Securities and Exchange Commission (the "SEC"), a proxy statement and related proxy materials (the "REIT Proxy Statement") prepared in accordance with Section 14(a) under the Exchange Act and the rules and regulations promulgated thereunder in order to solicit the approval of the REIT's stockholders of the issuance of the REIT Stock in the Exchange Offer, upon exchange of LP Units, and pursuant to the Pima Mortgage Merger, the Pima Realty Merger, and the Associates Merger. The REIT shall use its best efforts to respond to any comments by the SEC regarding the REIT Proxy Statement, and to receive notification or confirmation, from staff of the SEC that they have no comments or no further comments on the REIT Proxy Statement. The REIT will use its best efforts to mail the REIT Proxy Statement to its stockholders as soon as practicable following the later of (i) notification (or confirmation) by the SEC that it will have no comments or no further comments on the REIT Proxy Statement and (ii) the Commitment Date. Such meeting of the stockholders of the REIT shall be held in accordance with the laws of the State of Maryland on or before the Expiration Date or as soon thereafter as is practicable. The REIT, acting through its Board of Directors, shall recommend to its stockholders approval of the issuance of REIT Stock as contemplated by this Combination Agreement and the Amended Partnership Agreement, and shall solicit proxies in favor of such approval and shall vote all proxies in accordance with the instructions thereon at the meeting of the REIT's stockholders; provided, however, that such recommendation and solicitation may be withdrawn, modified, or amended by the Board of Directors if it determines in good faith to do so in the exercise of the directors' fiduciary duties, based upon the written advice of counsel.

         4.3 REIT Proxy Statement. The REIT shall deliver the preliminary and definitive REIT Proxy Statement to Winton and each amendment thereto filed or proposed to be filed. The REIT shall advise Winton in writing (a) when the REIT Proxy Statement shall have been cleared by the SEC and when any amendment of or supplement to the preliminary REIT Proxy Statement is filed with the SEC, and
(b) when the SEC shall make a request or suggestion for any amendment to the preliminary REIT Proxy Statement and the nature and substance thereof. The REIT represents and warrants to each Transferor and Winton that the REIT Proxy Statement, when mailed to the REIT stockholders and at the date of the REIT stockholder meeting, will conform in all material respects to the requirements of the Exchange Act and the rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading; provided, however, that the REIT makes no representation or warranty as to any of the information supplied in writing by Winton or the Transferors.

         4.4 Transferor Proxy Statement. As soon as practicable after the Execution Date, the Transferors shall take all action necessary in accordance with applicable law and each Transferor's governing instruments to obtain approval of the Transferor Partners of the Asset Transfer. As soon as practicable after the Execution Date, each Transferor shall prepare a proxy statement ("Transferor Proxy Statement") for use by Transferor Partners in connection with obtaining the approvals referred to in the preceding sentence which shall comply in all material respects with the federal and state securities laws. Winton and each Transferor represent and warrant that the Transferor Proxy Statement and any amendments or supplements thereto shall not when sent to the Transferor Partners and at the Commitment Date contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, in light of the circumstances under which it was made, not misleading. Each Transferor agrees to use its best efforts to send to its limited partners a copy of the Transferor Proxy Statement, a related form of proxy, together with the Private Offering Memorandum and the Letter of Transmittal, promptly after the Private Offering Memorandum is provided to it. The Letter of Transmittal shall provide that the election of a Transferor Partner to tender a Transferor Partnership Interest in the Exchange Offer made by such Transferor Partner shall constitute such Transferor Partner's vote for, approval, consent to, and adoption of the Asset Transfer, and the approval of the substitution of the REIT as a substitute limited partner as contemplated by the Exchange Offer. If a Transferor has not received the consent of its partners to the Asset Transfer on or prior to the Commitment Date as contemplated by
Section 1.1, such Transferor shall not be an Approving Transferor, and shall no longer be bound by the terms of this Agreement and the Exchange Offer shall automatically terminate as to the partners of such Transferor.

         4.5 Preparation of Private Offering Memorandum. The REIT shall prepare the Private Offering Memorandum describing the Exchange Offer and the REIT Stock covered thereby and the Asset Transfer and the LP Units covered thereby. The REIT shall prepare and make all filings under applicable state Blue Sky Laws to qualify or exempt from qualification the securities offered pursuant to such Exchange Offer and such Asset Transfer. The REIT shall deliver to Winton copies of the Private Offering Memorandum. The REIT represents and warrants to Winton and the Transferors that, with respect to the REIT and its subsidiaries, the Private Offering Memorandum and any amendments or supplements thereto shall not when first sent or given to the Transferor Partners and at the Commitment Date contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the REIT makes no representation or warranty as to any of the information supplied in writing by Winton or the Transferors.

         4.6 Registration Agreements. In connection with the Exchange Offer, the REIT shall enter into the Registration Agreement pursuant to which the REIT shall agree to file, promptly following the Closing Date, a registration statement for resale, including a form of prospectus, and one or more amendments thereto, on Form S-3 or other appropriate form covering the shares of REIT Stock to be issued pursuant to the Exchange Offer as set forth in Section 1.1 hereof. In connection with the conversion of the LP Units, the REIT shall enter into the Exchange Registration Agreement pursuant to which the REIT shall agree to file and use its best efforts to have declared effective on the date the LP Units are first convertible into REIT Stock, a registration statement, including a form of prospectus, and one or more amendments thereto, on Form S-3 or other appropriate form, covering such shares of REIT Stock to be issued upon conversion of the LP Units issued pursuant to the Asset Transfer as set forth in Section 2.2 hereof.

         4.7 Information Respecting Transferors, Winton and Associates. Each Approving Transferor shall furnish in writing for inclusion in the REIT Proxy Statement and each Transferor shall furnish for inclusion in the Private Offering Memorandum such information about such Transferors, Winton and Associates that may be requested by the REIT Parties in writing. Each Transferor represents and warrants that the information so supplied, as it may be revised from time to time in writing by the respective Transferor, shall not, when sent to the Transferor Partners or REIT stockholders and (with respect to the Private Offering Memorandum) at the Commitment Date and (with respect to the REIT Proxy Statement) at the Closing Date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.8 Information Respecting the REIT. The REIT shall furnish in writing for inclusion in the Transferor Proxy Statement such information about the REIT Parties, the REIT's subsidiaries, Grove, Parise and Chan as may be requested by Winton. The REIT represents and warrants that the information so supplied, as it may be revised from time to time in writing by the REIT, shall not when sent to the Transferor Partners and at the Commitment Date contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in the light of the circumstances under which they were made, shall not be misleading.

         4.9 Amendments to the Proxy Statement and Private Offering Memorandum. If, at any time prior to the meeting of the REIT's stockholders or the Commitment Date, it shall be necessary to amend or supplement the REIT Proxy Statement, the Transferor Proxy Statement or the Private Offering Memorandum to correct any statement or omission with respect to the REIT, Winton, the Transferors or their subsidiaries or assets, or in order to comply with any applicable legal requirements, the REIT or the Transferors, as the case may be, shall supply the necessary information to the other. To the extent necessary to comply with applicable legal requirements, the REIT shall amend or supplement the REIT Proxy Statement or the Private Offering Memorandum or the applicable Transferor shall amend or supplement its Transferor Proxy Statement, as the case may be, and take all steps necessary to cause documents as so corrected to be disseminated to the REIT stockholders or the Transferor Partners, as appropriate, as and to the extent required to comply with applicable federal and state laws.

         4.10 Transferor Partner Information. In connection with the Exchange Offer and Asset Transfer, Winton shall furnish the REIT with a list of the names and addresses of the limited partners of the Transferors. Winton shall cooperate with the REIT to establish to the reasonable satisfaction of the REIT which of the Transferor Partners are Accredited Investors and otherwise qualify under applicable Blue Sky laws to receive REIT Stock or the LP Units in a private placement. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Private Offering Memorandum and the Exchange Offer Documents and any other documents necessary to consummate the Exchange Offer and Asset Transfer, the REIT shall, and shall cause each of its Affiliates to, hold the names and addresses of the limited partners in confidence, use such information only in connection with the Exchange Offer and the Asset Transfer, and, if this Combination Agreement is terminated, deliver to Winton all copies of such information or extracts therefrom then in its possession or under its control.

                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         5.1 Transferors' Representations and Warranties. As a material inducement to the REIT Parties to execute this Combination Agreement and to the REIT Parties to consummate the transactions contemplated hereunder, each Transferor severally represents and warrants to the REIT Parties with respect to itself and each of its Properties, that as of the date hereof and as of the Closing Date:

                  (a)   Transferors'    Organizational    Representations    and
Warranties.

                           (i) Organization  and Authority.  Such Transferor has
been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization and, if different, is qualified to do business and in good standing in the state in which the Property that such Transferor owns is located. Such Transferor has the full right and authority to enter into this Combination Agreement. Subject to the receipt of consent by Transferor Partners satisfying the Required Partner Approval, such Transferor will have the full and right authority to transfer the Property to be conveyed by such Transferor and to consummate or cause to be consummated the transactions contemplated herein to be made by such Transferor. This Combination Agreement has been duly authorized and properly executed by the Transferor and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes the valid and binding obligation of such Transferor, enforceable against such Transferor in accordance with its terms.

                           (ii)  Conflicts.  The execution of and performance by
such Transferor of its obligations under this Combination Agreement does not and will not conflict with the terms of such Transferor's constituent documents and does not breach or violate any applicable law, rule or regulation of any governmental authority. Subject to obtaining the required consents and approvals by the Lender, there is no agreement to which such Transferor is a party or binding on such Transferor, which will be breached by or which is in conflict with the execution of or performance by such Transferor of its obligations under this Combination Agreement or with the rights granted to such Transferor hereunder.

                           (iii) Pending  Actions.  There is no action,  suit or
proceeding pending, or to such Transferor's knowledge, threatened against such Transferors or its Properties which would, if adversely determined, have a material adverse effect on the financial condition or results of operations of such Transferor. There is no action or proceeding pending, or to the Transferor's knowledge, threatened against such Transferor which challenges or impairs such Transferor's ability to execute, deliver or perform under this Combination Agreement, to transfer all of the Property to be conveyed by such Transferor hereunder or to consummate the transactions contemplated herein.

                  (b)      Transferors' Property Representations and Warranties.

                           (i)  Contractors  and  Suppliers.   All  contractors,
subcontractors, suppliers, architects, engineers and others that have performed services or labor or supplied material in connection with such Transferor's acquisition, development, ownership or management of its Properties have been, or will be in the ordinary course of business, paid in full prior to Closing and all liens arising therefrom (or claims which with the passage of time or notice or both, could mature into liens) have been, or will be in the ordinary course of business, satisfied and released prior to Closing.

                           (ii) Leases and Rent Roll.  Each Rent Roll  delivered
by such Transferor hereunder for each of its Real Properties is true, accurate and complete in all material respects. Except as set forth in the Rent Rolls or applicable Permitted Exceptions, there are no leases or occupancy agreements or rights of possession affecting the Real Properties of such Transferor. Except as otherwise specifically and expressly set forth in the Rent Rolls for each of the Real Properties of such Transferor: no presently effective rent concessions have been given to any tenants; no rent has been paid in advance by any tenants respecting a period subsequent to the Closing (except for the month in which the Closing occurs); no tenants have any claim against such Transferor for any deposits, other than pursuant to the terms of its Lease with respect to sums specified as deposits in the Rent Roll; no tenants have any options or rights of first refusal to extend or renew their Leases or to rent additional space or to purchase any of its Properties; there are no tenant improvements which are incomplete or which have not been fully paid for by such Transferor except as otherwise specified in this Combination Agreement; and there are no leasing or fees or commissions due, nor will any become due, in connection with any Lease or any renewal or extension of any Lease. Except as set forth in the Rent Rolls, no understanding or agreement with any party exists as to payment of any leasing or other fees or commissions regarding future leases or as to procuring of tenants for any of the Real Properties. To such Transferor's knowledge, no default or breach exists on the part of any tenant. Such Transferor has not received any notice of any material default or breach on the part of the landlord under any Lease, nor does there exist any such material default or breach on the part of the landlord.

                           (iii)  Operating  and  Financial   Statements.   Each
Operating and Financial Statement for each of its Real Properties shows all material items of income and expense (operating and capital) incurred in connection with such Transferor's ownership, operation and management of such Real Property for the periods indicated and are true, correct and complete in all material respects.

                           (iv) Notice of Violations. To the Transferor's actual
knowledge, such Transferor has not received written notice that any of its Properties or the use thereof violates any laws, rules and regulations of any federal, state, city or county government or any agency, body or subdivision thereof having any jurisdiction over any of its Properties that have not been resolved to the satisfaction of the issuer of the notice.

                           (v) Zoning,  Applicable Laws Governing  Operation and
Restrictions. None of such Transferor's Properties or their current use or operation fail to comply or are in violation, in any material respect, with current applicable laws, regulations, ordinances, building codes and rules of all applicable municipal, local, state and federal jurisdictions, including, without limitation, zoning ordinances, parking requirements, building codes and laws governing access for handicapped persons, and with restrictions, covenants or similar agreements affecting such Properties. Any and all variances and other exceptions granted by any governmental official, agency or body regarding the compliance by such Transferor's Properties with all such laws, ordinances, regulations, codes, restrictions, covenants or agreements have been validly issued and shall inure to the benefit of Heritage LP after the Closing Date.

                           (vi) Utilities.  All water, sewer, gas (to the extent
utilized), electric, telephone, drainage facilities and all other utilities required by law for the operation of each of such Transferor's Real Properties are installed to the boundaries of each of such Real Properties.

                           (vii)  Taxes  and  Assessments.  All  taxes  for  the
current year and all prior years for each of the Properties of such Transferor which are due and payable have been paid, except for installments due and not yet delinquent and supplemental taxes not yet assessed, and no taxes are delinquent. All impact fees or other assessments, fees or charges, however denominated, which may constitute a lien or charge on any of the Properties of such Transferor or which have been assessed or charged as a result of any permit, license or approval obtained for any of the Properties of such Transferor have been paid in full, and there is not presently pending any such assessment, fees or charges of any nature with respect to any of the Properties of such Transferor or any part thereof, nor has such Transferor received any notice of any such assessments, fees or charges being contemplated. No areas within any Real Property of such Transferor are subject to any existing improvement districts, except as may be disclosed by the applicable Title Report and any amendments thereto. All taxes with respect to such Transferor and the ownership and operation of its Properties, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees' income withholding and Social Security taxes imposed by the United States or any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country or by any other tax authority, including all applicable penalties and interest (the "Other Taxes"), have been properly determined in accordance with applicable rules and regulations and have been paid in full when due. Such Transferor has duly and timely filed all tax returns of every nature required to be filed by it with respect to the Other Taxes, in every jurisdiction in which the same may have been so required, and has paid all Other Taxes disclosed on such returns to the extent due. All Other Taxes of which notice has been received or which shall accrue on or prior to the Closing Date have been paid to the extent due.

                           (viii) Hazardous Materials. The environmental reports
for the Properties of such Transferor delivered to the REIT by such Transferor constitute true, accurate and complete copies of all of the environmental reports prepared for Transferors for each of the Properties. To Transferor's actual knowledge, none of the Real Properties of such Transferor are in noncompliance or in violation of Environmental Laws nor does there exist or has there been released, in either case, in violation of applicable Environmental Laws, Hazardous

Materials on or from any of the Real Properties of such Transferor, except as disclosed in any environmental reports in such Transferor's possession which have been delivered to the REIT pursuant to Section 2.4(d) hereof.

                           (ix)  Withholding   Obligation.   The  conveyance  to
Heritage LP of any of the Properties of such Transferor is not subject to any Federal, state or local withholding obligation of Heritage LP under the tax laws applicable to such Transferor or such of the Properties, including without limitation, any "bulk sales" or other similar laws.

                           (x) Condemnation.  No condemnation,  claims, actions,
suits or proceedings relating to any of the Real Properties of such Transferor are pending or, to Transferor's knowledge, threatened.

                           (xi) Insurance.  Each Schedule of Insurance  provided
by such Transferor is true, accurate and complete. Such Transferor has not received any notice from any insurance company or board of fire underwriters of any defects or inadequacies in, on or about any of the Real Properties of such Transferor or any part of component thereof that would adversely affect the insurability of any of such Real Properties or cause an increase in the premiums for any of such Properties that have not been cured or repaired to the satisfaction of the party issuing the notice. All insurance policies insuring the Real Properties of such Transferor are in full force and effect.

                           (xii) Ownership. Such Transferor is the owner and has
title to its Real Properties free and clear of any and all claims, taxes, assessments, reservations in patents, easements, rights-of-way, encumbrances, liens, covenants, conditions, restrictions, obligations and liabilities other than those specifically set forth herein or in its respective Title Report or approved in writing as set forth above.

                           (xiii) Flood Area.  Except as may be disclosed on the
survey respecting a Real Property of such Transferor, to Transferor's actual knowledge, no portion of the Real Properties is within any flood plain area as designated by the maps of the Federal Emergency Management Agency (FEMA maps) or any other governmental or quasi-governmental flood control agency.

                           (xiv)   Future   Transfer   Obligations.   Except  as
disclosed in the Title Reports for the Real Properties of such Transferor, there are no agreements, commitments or understandings by or between such Transferor and any third party pursuant to which such Transferor or its successors-in-interest are required to dedicate any part of any Real Property or to grant any easement, water rights, rights-of-way, road or license for ingress and egress or other use in respect to any part of any Real Property of such Transferor.

                           (xv)  Creditors.  There are no  attachments,  levies,
executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor or relief laws contemplated by such Transferor or pending in any current judicial or administrative proceedings against such Transferor.

                           (xvi) Loan Documents. The Loan Documents delivered by
such Transferor to the REIT constitute true, accurate and complete copies of all of the documents and instruments in effect with respect to the Mortgage Debts applicable to such Transferors. The Schedule of Loan Documents delivered to the REIT by such Transferor is true, accurate and complete. Such Transferor has not received any notice that such Transferor is in default under such Loan Documents, nor does any default or breach exist, nor any event or circumstance which, with the giving of notice, or passage of time, or both, would constitute a default or breach under such Loan Documents. The unpaid principal balance under the Loan Documents delivered to the REIT by such Transferor as of September 30, 1996 applicable to each Property of such Transferor is set forth in Schedule III attached hereto.

                           (xvii) Solvency. Such Transferor is, and at all times
during the period beginning on the date hereof and ending on and including the Closing Date will be, solvent. As used herein, solvent means with respect to an entity that such entity (i) does not have debts greater than the fair value of such entity's assets; (ii) is paying and anticipates that it will continue to pay such entity's debts as they become due; and (iii) has sufficient capital to run such entity's business.

                           (xviii)   Brokers'   Fees.  No  real  estate  broker,
salesperson or finder has engaged by such Transferor in connection with the transactions contemplated hereby that may result in claims for commissions or fees in connection therewith except Winton shall receive the real estate commissions set forth in Schedule IV hereto.

                           (xix)  Full  Disclosure.  Such  Transferor  has  made
available to the REIT all material documents, files, written information, books and records in such Transferor's possession or control and relating to the Properties of such Transferor.

                           (xx) Tenant  Options.  The Schedule of Tenant Options
furnished by such Transferor to the REIT is true, accurate and complete and the Tenant Options delivered by such Transferor to the REIT constitute true, accurate and complete copies of all Tenant Options. Such Transferor has not received any notice that such Transferor is in default under any of such Tenant Options, nor does any default or breach exist, nor any event or circumstance which, with the giving of notice, or passage of time, or both, would constitute a default or breach under Tenant Options.

                  (c)      Transferors' Securities Representations.

                           (i) Each  Approving  Transferor  will  acquire the LP
Units for the purpose of transferring such LP Units to its partners in connection with the liquidation of the Transferor as contemplated by Section 2.2(d) and not with a view to or for sale in connection with any public distribution thereof within the meaning of the Securities Act.

                           (ii)  Each   Approving   Transferor   has  sufficient
knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of investment in the LP Units. Each Approving Transferor has the ability to bear the economic risk of acquiring the LP Units.

                           (iii) Each  Approving  Transferor  has been  supplied
with, or had access to, information to which a reasonable investor would attach significance in making investment decisions, including, but not limited to the Private Offering Memorandum, all publicly available filings by the REIT under the Securities Act and the Exchange Act, and the REIT's annual and quarterly reports to stockholders, any information with respect to Heritage LP's financial condition, business and prospects, and any other information such Approving Transferor has requested, to answer all of its inquiries about Heritage LP and the REIT, and to enable it to make its decision to acquire the LP Units.

                           (iv) Each Approving  Transferor  hereby  acknowledges
that neither the LP Units nor the REIT Stock for which LP Units may be exchanged are registered under the Securities Act or any state securities laws and cannot be resold without registration thereunder or exemption therefrom. Each Approving Transferor agrees that, other than the transfers contemplated by Section 2.2(d), it will not transfer all or any portion of the LP Units or the underlying Shares unless such transfer has been registered or is exempt from registration under the Securities Act and any applicable state securities laws. The LP Units contain a prominent legend with respect to the restrictions on transfer under the Securities Act and under applicable state securities laws.

                  (d)      Other Representations and Warranties.

                           (i) ERISA.  Such  Transferor  holds no "plan assets,"
within the meaning of Department of Labor regulations at 29 C.F.R. section 2510.3-101, of any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the transactions contemplated by this Combination Agreement are not part of an agreement, arrangement or understanding designed to benefit a party in interest with respect to any employee benefit plan subject to ERISA that invests in such Transferor.

                  The term  "to  Transferors'  knowledge"  as it is used in this
Section 5.1 shall mean the actual knowledge of the applicable Transferor, after making inquiry in accordance with the Transferors' general internal reporting requirements. A breach of a representation set forth in this Section 5 by a Transferor shall constitute a failure of the condition set forth in Section 6.1(a) hereof only as to such Transferor.

         5.2 The REIT's Representations and Warranties. As a material inducement to Transferors to execute this Combination Agreement and consummate the transactions contemplated hereunder, the REIT represents and warrants to the Approving Transferors that as of the date hereof and as of the Closing Date:

                  (a)      REIT Organizational Representations and Warranties.

                           (i)  Organization  and  Authority.  The REIT has been
duly organized, is validly existing as a corporation under the laws of its state of incorporation and is in good standing in such state and, if different, is qualified to do business and in good standing in the jurisdictions in which the property owned by the REIT or the business conducted by the REIT requires such qualification. Each of the REIT's subsidiaries has been duly organized and is validly existing under the laws of its organization and, if different, is qualified to do business in the jurisdictions in which the property owned by such subsidiary or the business conducted by such subsidiary requires such qualification. The REIT has the full corporate right and authority and has obtained any and all consents required therefor to enter into this Combination Agreement and, upon the approval by a majority of the votes cast by the stockholders of the REIT in person or by proxy to list the REIT Stock issued pursuant to this Combination Agreement, the exchange of the LP Units for REIT Stock under the Amended Partnership Agreement, the Pima Mortgage Merger, the Pima Realty Merger and the Associates Merger, as contemplated by Section 712 of the Rules and Policies of the American Stock Exchange, Inc. The persons signing this Combination Agreement on behalf of the REIT are authorized to do so. This Combination Agreement and all of the documents to be delivered by the REIT at the Closing have been or will be authorized and properly executed and do or will constitute the valid and binding obligations of the REIT, enforceable against the REIT in accordance with their terms.

                           (ii)  Conflicts.  The execution of and performance by
the REIT under this Combination Agreement does not and will not conflict with the Amended and Restated Articles of Incorporation or By-Laws of the REIT and does not breach or violate any applicable law, rule or regulation of any governmental authority. There is no agreement to which the REIT is a party or, to the REIT's knowledge, binding on the REIT which will be breached by or which is in conflict with its execution of or performance of its obligations under this Combination Agreement or with the rights granted to the REIT hereunder.

                           (iii) Pending  Actions.  There is no action,  suit or
proceeding pending or, to the REIT's knowledge, threatened against the REIT or any of its properties, which would, if adversely determined, have a material adverse effect on the financial condition or results of operations of the REIT. There is no action or proceeding pending or, to the REIT's knowledge, threatened against the REIT which challenges or impairs the REIT's ability to execute, deliver and perform under this Combination Agreement.

                  (b)      REIT Property Representations and Warranties.

                           (i)  Notice  of  Violations.  To  the  REIT's  actual
knowledge, the REIT has not received written notice that any of its Properties or the use thereof violates any laws, rules and regulations of any federal, state, city or county government or any agency, body or subdivision thereof having any jurisdiction over any of the REIT Properties that have not been resolved to the satisfaction of the issuer of the notice.

                           (ii) Zoning,  Applicable Laws Governing Operation and
Restrictions. None of the Properties of the REIT or its current use or operation fail to comply or are in violation, in any material respect, with current applicable laws, regulations, ordinances, building codes and rules of all applicable municipal, local, state and federal jurisdictions, including, without limitation, zoning ordinances, parking requirements, building codes and laws governing access for handicapped persons and with restrictions, covenants or similar agreements affecting such Properties. Any and all variances and other exceptions granted by any governmental official, agency or body regarding the Property's compliance with all such laws, ordinances, regulations, codes, restrictions, covenants or agreements have been validly issued.

                           (iii) Utilities. All water, sewer, gas (to the extent
utilized), electric, telephone, drainage facilities and all other utilities required by law for the operation of each of the Real Properties of the REIT are installed to the boundaries of each of the Real Properties of the REIT.

                           (iv) Taxes and Assessments. All taxes for the current
year and all prior years for each of the Properties of the REIT which are due and payable have been paid, except for installments due and not yet delinquent and supplemental taxes not yet assessed, and no taxes are delinquent. All impact fees or other assessments, fees or charges, however denominated, which may constitute a lien or charge on any of the Properties of the REIT or which have been assessed or charged as a result of any permit, license or approval obtained for any of the Properties of the REIT have been paid in full, and there is not presently pending any such assessment, fees or charges of any nature with respect to any of the Properties of the REIT or any part thereof, nor has the REIT received any notice of any such assessments, fees or charges being contemplated. No areas within any Real Property of the REIT are subject to any existing improvement districts, except as may be disclosed by the applicable Title Report and any amendments thereto. All taxes with respect to the REIT and the ownership and operation of its Properties, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees' income withholding and Social Security taxes imposed by the United States or any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country or by any other tax authority, including all applicable penalties and interest (the "Other Taxes"), have been properly determined in accordance with applicable rules and regulations and have been paid in full when due. The REIT has duly and timely filed all tax returns of every nature required to be filed by it with respect to the Other Taxes, in every jurisdiction in which the same may have been so required, and has paid all Other Taxes disclosed on such returns to the extent due. All Other Taxes of which notice has been received or which shall accrue on or prior to the Closing Date have been paid to the extent due.

                           (v)  Hazardous   Materials.   To  the  REIT's  actual
knowledge, none of the Real Properties of the REIT are in noncompliance or in violation of Environmental Laws nor does there exist or has there been released, in either case, in violation of applicable Environmental Laws, Hazardous Materials on or from any of the Real Properties of the REIT.

                           (vi) Condemnation. No condemnation,  claims, actions,
suits or proceedings relating to any of the Real Properties of the REIT are pending or, to the REIT's knowledge, threatened.

                           (vii)  Creditors.  There are no attachments,  levies,
executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor or relief laws contemplated by the REIT or pending in any current judicial or administrative proceedings against the REIT.

                           (viii) Solvency. The REIT is, and at all times during
the period beginning on the date hereof and ending on and including the Closing Date will be, solvent. As used herein, solvent means with respect to an entity that such entity (i) does not have debts greater than the fair value of such entity's assets; (ii) is paying and anticipates that it will continue to pay such entity's debts as they become due; and (iii) has sufficient capital to run such entity's business.

                  (c)      REIT Securities Representations and Warranties.

                           (i)  Reserved  Shares.  From the  authorized  capital
stock of the REIT, a sufficient number of shares of REIT Stock shall have been reserved by the REIT at Closing for issuance to Transferor Partners in the Exchange Offer and to the Transferors upon exchange of the LP Units therefor in accordance with the terms of the Amended Partnership Agreement.

                           (ii) REIT Common  Stock.  The REIT Stock to be issued
in accordance with the Exchange Offer and the exchange of LP Units to REIT Stock will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to any preemptive or similar right and, subject to compliance with the Securities Act and the Exchange Act, will be eligible for listing on the American Stock Exchange.

                  The term "to the REIT's knowledge" as used in this Section 5.2 shall mean the actual knowledge of the REIT, after making inquiry in accordance with the REIT's general internal reporting requirements.

         5.3 Heritage LP's Representations and Warranties. As a material inducement to the Winton Parties to execute this Combination Agreement and consummate the transactions contemplated hereunder, Heritage LP represents and warrants to the Winton Parties that as of the date hereof and as of the Closing
Date:

                  (a)   Heritage   LP's   Organizational   Representations   and
Warranties.

                           (i) Partnership Organization and Authority.  Heritage
LP has been, and at the Closing, each Subsidiary Partnership will be, duly organized under the Delaware Revised Uniform Limited Partnership Act, is or will be validly existing as a Delaware limited partnership, and is or will be in good standing in the State of Delaware. Heritage LP is and, at the Closing each Subsidiary Partnership will be, qualified to do business and in good standing under the laws of each jurisdiction in which the Property owned or to be owned by Heritage LP or such Subsidiary Partnership or the business conducted or to be conducted by Heritage LP or such Subsidiary Partnership requires such qualification. The REIT and Heritage SGP are the sole general partners of Heritage LP and will be the sole general partners of each Subsidiary Partnership, Grove is the sole limited partner of Heritage LP, and Heritage LP will be the sole limited partner of each Subsidiary Partnership. Heritage LP has the full right and authority and has obtained any and all consents required therefor to enter into this Combination Agreement and to consummate or cause to be consummated the transactions contemplated herein. The persons signing this Combination Agreement on behalf of Heritage LP at the Closing has been authorized to do so. This Combination Agreement and all of the documents to be delivered by Heritage LP at the Closing have been or will be authorized and properly executed and do or will constitute the valid and binding obligations of Heritage LP, enforceable against Heritage LP in accordance with their terms.

                           (ii)  Conflicts.  The execution of and performance of
this Combination Agreement does not and will not conflict with the Amended Partnership Agreement or the Certificate of Limited Partnership of Heritage LP. There is no agreement to which Heritage LP is a party or, to Heritage LP's knowledge, binding on Heritage LP which will be breached by or is in conflict with its execution of or performance under this Combination Agreement.

                           (iii)  Pending   Actions.   There  is  no  action  or
proceeding pending or, to Heritage LP's knowledge, threatened against Heritage LP or any of Heritage LP's properties, which would, if adversely determined, have a material adverse effect on the financial condition or results of operations of Heritage LP. There is no action or proceeding pending or, to Heritage LP's knowledge, threatened against Heritage LP which challenge or impair Heritage LP's ability to execute, deliver and perform under this Combination Agreement.

                           (iv)  No  Business.  Prior  to the  Closing,  none of
Heritage LP nor any Subsidiary Partnership shall engage in any business or other activities, except for the formation of the Partnership and (in the case of Heritage LP) the execution of this Combination Agreement.

                  The term "to Heritage LP's  knowledge" as used in this Section
5.3 shall mean the actual knowledge of Heritage LP, after making inquiry in accordance with Heritage LP's general internal reporting requirements.

                  (b) Heritage LP's Securities Representations and Warranties.

                           (i)  Heritage LP Units.  The  Heritage LP Units to be
issued will be duly authorized, validly issued, fully paid and non-assessable and will represent valid limited partnership interests in Heritage LP.

         5.4  Heritage  SGP's  Representations  and  Warranties.  As a  material inducement to Winton Parties to execute this Combination Agreement and consummate the transactions contemplated hereunder, Heritage SGP represents and warrants to the Winton Parties that as of the date hereof and as of the Closing
Date:

                  (a) Organization and Authority. Heritage SGP has been duly organized, is validly existing as an Arizona corporation, and is in good standing in the State of Arizona and each other jurisdiction in which the assets owned or the business conducted by it requires such qualification. Heritage SGP has the full right and authority and has obtained any and all consents required to enter into this Combination Agreement and to consummate or cause to be consummated the transactions contemplated herein. The persons signing this Combination Agreement on behalf of Heritage SGP are authorized to do so. This Combination Agreement and all of the documents to be delivered by Heritage SGP at the Closing have been or will be authorized and properly executed and do or will constitute the valid and binding obligations of Heritage SGP, enforceable against Heritage SGP in accordance with their terms.

                  (b) Conflicts. The execution of and performance by Heritage SGP under this Combination Agreement does not and will not conflict with the Articles of Incorporation or ByLaws of Heritage SGP. There is no agreement to which Heritage SGP is a party or, to Heritage SGP's knowledge, binding on Heritage SGP which will be breached by or which is in conflict with its execution of performance under this Combination Agreement.

                  (c) Pending Actions. There is no action or proceeding pending or, to Heritage SGP's knowledge, threatened against Heritage SGP or any of its properties, which would, if adversely determined, have a material adverse effect on the financial condition or results of operations of Heritage SGP. There is no action or proceeding pending or, to Heritage SGP's knowledge, threatened against Heritage SGP which challenges or impairs Heritage SGP's ability to execute, deliver and perform under this Combination Agreement.

                  The term "to Heritage  SGP's  knowledge" as it is used in this
Section 5.4 shall mean the actual knowledge of Heritage SGP, after making inquiry in accordance with Heritage SGP's general internal reporting requirements.


                                    ARTICLE 6
                                    COVENANTS
                                    ---------

         6.1 Covenants of Winton Parties. The Winton Parties agree that, unless the REIT otherwise agrees in writing, at all times prior to the Closing Date:

                  (a) Preservation of Business. The Winton Parties shall, consistent with the provisions of Section 2.4 hereof, use their best efforts to
(i) preserve intact the present business organization of each Transferor; (ii) preserve the present goodwill and advantageous relationships of each Transferor with all persons having business dealings with such Transferor; and (iii) preserve and maintain in force all licenses, registrations, franchises, patents, trademarks, copyrights, bonds and other similar rights of each Transferor. The Winton Parties and its subsidiaries shall maintain in force all property, casualty, crime, directors, and officers and other forms of insurance which they are presently carrying.

                  (b) Books and Records. The Transferors shall maintain their books, accounts and records in the usual, regular and ordinary manner, and on a basis consistent with prior years, and shall comply with all laws applicable to them or to the conduct of their business.

                  (c) No Organic Change. The Transferors shall not (i) amend their partnership agreements or management agreements; or (ii) make any change in their capital or otherwise.

                  (d) Compensation. The Transferors shall not (i) increase the compensation payable to any employee or partner or the fees payable pursuant to any management or consulting agreement from the amount payable as of the Execution Date, or (ii) introduce or change any pension or profit sharing plan, or any other employee benefit arrangement.

                  (e) Distributions. Except as provided in this Contribution Agreement, the Transferors shall not declare, make or pay any distribution with respect to its partnership interests.

                  (f) Consents and Approvals. The Winton Parties shall use their best efforts to obtain all necessary consents and approvals of other persons and governmental authorities to the performance by the Winton Parties of the transactions contemplated by this Combination Agreement. The Winton Parties shall make or cause to be made all filings, applications, statements and reports to all federal and state government agencies or entities which are required to be made prior to the Closing Date by or on behalf of the Winton Parties pursuant to any statute, rule or regulation in connection with the transactions contemplated by this Combination Agreement.

                  (g) Truth of Representations and Warranties. None of the Winton Parties shall take any of the foregoing actions or any action which would make any representation or warranty contained in Section 5.1 hereof to be untrue or incorrect in any material respect.

         6.2 Covenants of the REIT Parties. The REIT Parties agree that unless Winton otherwise agrees in writing, at all times prior to the Closing Date:

                  (a) Preservation of Business. The REIT Parties shall use their best efforts to (i) preserve intact the present business organization of the REIT Parties; (ii) preserve the present goodwill and advantageous relationships of the REIT Parties with all persons having business dealings with the REIT Parties; and (iii) preserve and maintain in force all licenses, registrations, franchises, patents, trademarks, copyrights, bonds and other similar rights of the REIT Parties. The REIT Parties and their subsidiaries shall maintain in force all property, casualty, crime, directors, and officers and other forms of insurance which they are presently carrying.

                  (b) Ordinary Course. The REIT Parties shall operate their business only in the usual, regular and ordinary course and manner.

                  (c) Books and Records. The REIT Parties shall maintain their books, accounts and records in the usual, regular and ordinary manner, and on a basis consistent with prior years, and shall comply with all laws applicable to them or to the conduct of their business.

                  (d) No Organic Change. The REIT Parties shall not (i) amend their Articles of Incorporation or bylaws, except for those amendments set forth in the REIT Proxy Statement; (ii) make any change in their capital stock by reclassification, subdivision, reorganization or otherwise; or (iii) change the character of their business.

                  (e) Consents and Approvals. The REIT Parties shall use their best efforts to obtain all necessary consents and approvals of other persons and governmental authorities to the performance by them of the transactions contemplated by this Combination Agreement. The REIT Parties shall make or cause to be made all filings, applications, statements and reports to all federal and state government agencies or entities which are required to be made prior to the Closing Date by or on behalf of the REIT Parties pursuant to any statute, rule or regulation in connection with the transactions contemplated by this Combination Agreement.

                  (f) Truth of Representations and Warranties. None of the REIT Parties shall take any of the foregoing actions or any action which would make any representation or warranty contained in Section 5.2 hereof to be untrue or incorrect in any material respect.

                  (g) Dividends. Without the prior written consent of Winton, which consent shall not be unreasonably withheld, the REIT shall not, on or after the Execution Date declare or pay any cash dividends or property dividends with respect to REIT Stock, with the exception of customary periodic cash dividends paid by the REIT to holders of REIT Stock at such intervals and in such amounts as are in every case consistent with the amounts and intervals characteristic of the REIT or such as may be required to comply with the applicable REIT dividend requirements.

         6.3 Acquisition Proposals. From and after the date hereof, no Winton Party, without the prior written consent of the REIT, will, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposals which constitute or may reasonably be expected to result in an Acquisition Proposal from any person, or engage in any discussions or negotiations relating thereto or accept any Acquisition Proposal; provided however, that notwithstanding any other provision hereof, a Transferor or other Winton Party may (i) at any time prior to the Commencement Date engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the Winton Parties after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Winton Parties and its business, properties, and assets if, and only to the extent that, the general partner of the Transferor determines based on the advice of outside counsel, that such action is necessary for the general partner of the Transferor to act in a manner consistent with his fiduciary duties and/or (ii) provided the Transferor(s) terminate this Combination Agreement under Section 9.3(h) hereof, accept an Acquisition Proposal from a third party. In the event any of the Winton Parties shall receive any Acquisition Proposal or inquiry of the type referred to in this Section 6.3, such Winton Party shall promptly communicate to the REIT the terms of any such offer or inquiry.

         6.4 Best Efforts. Subject to the terms and conditions of this Combination Agreement, and subject to fiduciary duties under applicable law, as advised by counsel, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Combination Agreement, including, without limitation, using its best efforts to make all necessary, proper or advisable registrations and filings and obtain all necessary, proper or advisable permits, consents, authorizations, requests and approvals of third parties and governmental authorities. It at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Combination Agreement (including providing any information in any way related to the assets to be purchased pursuant to this Combination Agreement), the proper partners, officers and directors of each party to this Combination Agreement shall take all such action.

         6.5 Distribution of Net Working Capital. Immediately prior to the Closing Date, each Approving Transferor shall distribute to its partners an amount in cash equal to the Net Working Capital (less any payments of principal made during such quarter) of such Approving Transferor as of the first day of the full calendar quarter immediately preceding the Closing Date. As used herein, the Net Working Capital of an Approving Transferor shall mean the current assets minus the current liabilities (less any payments of principal made during such quarter) of such Approving Transferor as of the date of calculation, calculated in accordance with generally accepted accounting principles as modified for tax basis accounting. Each Transferor shall deliver a certificate to the REIT and Heritage LP setting forth the calculation of the Net Working Capital of such Approving Transferor.

                                    ARTICLE 7
                              CONDITIONS PRECEDENT
                              --------------------

         7.1 Approving Transferor. Notwithstanding any other provision in this Combination Agreement, the REIT shall not be required to accept for payment or pay for any Transferor Partnership Interests tendered by a Partner of a Transferor and Heritage LP shall not be required to consummate the Asset Transfer with respect to such Transferor unless (i) all of the conditions to the parties' obligations to close the transactions contemplated by this Combination Agreement set forth in Section 7.3 have been satisfied or waived by the REIT Parties and (ii) such Transferor is an Approving Transferor. As used herein, a Transferor shall be deemed an Approving Transferor if each of the following conditions with respect to the Transferor has been satisfied by such Transferor at the Closing or waived by the REIT (with respect to the Exchange Offer) and Heritage LP (with respect to the Asset Transfer) in their sole and absolute discretion:

                  (a) The representations and warranties of such Transferor contained herein shall be true and correct in all material respects at Closing as if made as of the Closing Date (however, if a particular representation or warranty shall be made only to a Transferor's knowledge, then the condition under this Section 7.1(a) shall not be deemed to be fulfilled with respect to such items unless the same would be fulfilled if such limitation did not exist);

                  (b) Each of the obligations of the REIT or Heritage LP required to be satisfied in Section 7.2 with respect to such Transferor shall have been met with respect to the Transferor as of the Closing;

                  (c) No action or proceeding by any governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit, or which could reasonably be expected to result in substantial damages in respect of the Property owned by such Transferor which in the reasonable judgment of the REIT Parties make it inadvisable to consummate such transaction, and no court order shall have been issued in any action or proceeding instituted by any person which enjoins, restrains or prohibits the consummation of the transactions contemplated by this Combination Agreement with respect to the Transferor and no proceeding for such an order shall have been instituted which in the reasonable judgment of the REIT or Heritage LP is likely to result in the issuance of such an order;

                  (d) Such Transferor shall have delivered, or caused to be delivered, each of the items specified in Section 8.3 hereof which such Transferor is required to deliver and such Transferor shall have performed in all material respects each of the other obligations required to be performed by it under this Combination Agreement;

                  (e) The aggregate percent interests of all Transferor Partners executing written consents approving the Asset Transfer plus the aggregate percent interests of all Transferor Partners who validly tendered Transferor Partnership Interests in the Exchange Offer, shall equal or exceed the percent interest in such Transfer or which is required to approve the Asset Transfer, which percent interest is set forth on Schedule V (the "Required Partner Approval");

                  (f) The Custodian shall have delivered, or caused to be delivered to the REIT, a properly completed and executed Letter of Transmittal for each Transferor Partner of such Transferor participating in the Exchange Offer;

                  (g) No material default (other than a default in payment of rent that is not more than 15 days past due) shall exist under any of the Leases with any of the Major Tenants for such Transferor's Real Property that was not disclosed in the Rent Roll for the respective Real Property delivered to the REIT pursuant to Section 2.4(d) hereof, and no Major Tenant or Required Additional Tenant shall have initiated or had initiated against it any insolvency, bankruptcy, receivership, or other comparable proceeding that was not disclosed in the Rent Roll for such Transferor's Real Property delivered to the REIT pursuant to
         Section 2.4(d) hereof;

                  (h) At the Closing, as a condition to the REIT Parties obligation to close, the Title Company shall deliver to the REIT (i) Owner Policies of Title Insurance (collectively "Texas Title Policies") issued by the Title Company, covering each of the properties situated within the State of Texas, in the form prescribed by the State Board of Insurance for use in Texas, each of the Texas Title Policies to be dated the date of the recording of the applicable deed covering the Real Property covered thereby and to be in the amount of the Deemed Value of the respective Real Property covered thereby (which allocation shall be provided by the related Transferor), insuring Heritage LP as owner of good and indefeasible title to the Survey legal description of the Real Property covered thereby and subject only to the Permitted Exceptions that are applicable to such Real Property and such exceptions as are required by applicable Texas law to be included in Schedule B to each such policy of title insurance, (ii) ALTA Owner's Policies of Title Insurance (collectively the "Washington Title Policies") issued by the Title Company with (to the extent permitted by Washington law and insurance regulations) extended coverage providing for deletion of general exceptions 1 through 5, access endorsements to specified streets, contiguity endorsements as to Properties comprised of multiple adjoining parcels and easement parcels, restriction endorsements, endorsements deleting item number 4 (or the creditor's right exception) of the "Exclusions From Coverage," dated the date and time of the recording of the applicable deed and in the amount of the Deemed Value of the respective Real Property covered thereby (which allocation shall be provided by the related Transferor), insuring Heritage LP as owner of good and indefeasible fee simple title to the Survey legal description of the Real Property covered thereby, and subject only to the Permitted Exceptions as are applicable to such Real Property and required under applicable Washington law and containing such other endorsements as may be reasonably required by the REIT; and
         (iii) undated UCC searches from the State of Texas and the State of Washington disclosing no security interests or liens affecting any of the Properties other than those to be released at the Closing and other than those created pursuant to the Transferred Debt. Each Transferor shall execute at Closing such affidavits and indemnities as may be appropriate under applicable facts and as reasonably required by the Title Company in order for it to issue such above-referenced Texas Title Policies and Washington Title Policies;

                  (i) The Lender of the Mortgage Debt of such Transferor shall have consented to the transfer of the Property owned by such Transferor subject to the Transferred Debt as contemplated by Section 2.3, or Heritage LP shall have agreed to refinance or pay off such Mortgage Debt; and

                  (j) There shall be no material adverse change in the business, properties, net income or financial condition of such Transferor.

         7.2 Conditions to Approving Transferors' Obligations to Close. Notwithstanding anything to the contrary herein, an Approving Transferor's obligations at the Closing to consummate the transactions contemplated hereunder shall be contingent upon the following:

                  (a) The REIT's representations and warranties contained herein shall be true and correct in all material respects at Closing as if made as of the Closing Date; and

                  (b) The REIT shall have delivered, or caused to be delivered, each of the items specified in Section 8.5 hereof and shall have performed each of the other obligations required to be performed hereunder.

         7.3 Conditions Applicable to All Parties. Notwithstanding anything to the contrary herein, the obligation of each party to this Combination Agreement at the Closing to consummate the transactions contemplated by this Combination Agreement shall be contingent on the satisfaction of each of the following conditions:

                  (a) The stockholders of the REIT shall have voted to approve the listing of the REIT Stock to be issued in the Exchange Offer, upon conversion of the LP Units, in the Associates Merger, in the Pima Realty Merger, and in the Pima Mortgage Merger, as contemplated by Section 4.2;

                  (b) All of the conditions for the closing and consummation of the transactions contemplated by the Management Merger Agreements shall have been satisfied or waived prior to the Closing, and the mergers contemplated by the Management Merger Agreements shall close at the same time as the other transactions contemplated hereby;

                  (c) The REIT Fairness Opinion has not been withdrawn as of the Closing Date;

                  (d) The Minimum Condition shall have been satisfied;

                  (e) No action or proceeding by any governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit, or might result in substantial damages in respect of this Combination Agreement or the consummation of the transactions contemplated by this Combination Agreement, and would in the reasonable judgment of the REIT Parties make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding instituted by any other party which enjoins, restrains or prohibits this Combination Agreement or consummation of the transactions contemplated by this Combination Agreement; and

                  (f) Heritage LP shall not be required to pay more than $1.5 million in cash to the Transferors under Section 2.2(d).


                                    ARTICLE 8
                                     CLOSING
                                     -------

         8.1 Closing Date. The consummation of the transactions contemplated hereby with respect to all Properties, Approving Transferors and Selling Transferor Partners except First Appian Way Associates, L.P. ("First Appian Way"), First Greenwood Creek Associates, L.P. ("Greenwood Creek") and First Springfield Associates, L.P. ("Springfield") (the "Initial Closing") shall occur at the offices of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A. ("O'Connor Cavanagh") in Phoenix, Arizona or such other place to which the parties may agree on the date (the "Initial Closing Date") that shall be the date selected by the REIT prior to thirty (30) days after the vote by the stockholders of the REIT contemplated by Section 4.2. A pre-closing conference shall commence at least three (3) business days prior to the Initial Closing
Date, during which all deliveries (other than the REIT Initial Capital Contribution and other than deliveries by or respecting Greenwood Creek, Springfield and First Appian Way) shall be made into an escrow between the parties. All deliveries made during this pre-closing period shall be deemed deliveries made at the Initial Closing. Notwithstanding the foregoing, the consummation of the transactions contemplated hereby respecting Greenwood Creek, Springfield and First Appian Way (the "Subsequent Closings") shall occur at the offices of O'Connor Cavanagh in Phoenix, Arizona or such other place to which the parties may agree on the date which is mutually agreed upon by Winton and the REIT but in no event earlier than March 1, 1997 (the "Subsequent Closing Date"); provided, however, that in the event that the Initial Closing shall not have occurred prior to the Subsequent Closing, then such Subsequent Closing shall occur simultaneously with the Initial Closing. All references in this Combination Agreement to "Closing" or "Closing Date" shall refer to the Initial Closing if pertaining to any Property other than Greenwood Creek, Springfield or First Appian Way and shall refer to the Subsequent Closing if pertaining to Greenwood Creek, Springfield or First Appian Way. The REIT's obligation to consummate the transactions contemplated with respect to each of Greenwood Creek, Springfield and First Appian Way are contingent upon each of Greenwood
Creek, Springfield and First Appian Way realizing net operating income of $192,000, $203,500 and $132,500, respectively, for the three months prior to the Subsequent Closing Date.

         8.2 Sequence of Closings. Deliveries of all documents to effect each of the transactions contemplated by this Combination Agreement shall be deemed to be made simultaneously and in escrow except with respect to the Properties and the related Transferors subject to the Subsequent Closing. The Closing of each of the transactions contemplated by this Combination Agreement shall be contingent on the satisfaction of conditions for each other transaction contemplated by this Combination Agreement except that the Initial Closing shall not be contingent upon the satisfaction of conditions with respect to First Appian Way, Greenwood Creek or Springfield. The transactions shall be deemed to occur in the following order:

                  first, the Exchange Offer shall be deemed to close with respect to all Approving Transferors transferring Properties in the Initial Closing, and the REIT shall be substituted as a limited partner of such Approving Transferors;

                  second, the Asset Transfer shall be deemed to close with respect to each Property transferred in the Initial Closing, and each such Property owned by an Approving Transferor shall be sold to Heritage LP in exchange for LP Units;

                  third, the Pima Realty Merger shall be closed as contemplated by the Pima Realty/Pima Mortgage Merger Agreement;

                  fourth,   the  Pima   Mortgage   Merger  shall  be  closed  as
contemplated by the Pima Realty/Pima Mortgage Merger Agreement;

                  fifth, the Associates Merger Agreement shall be closed as contemplated by the Associates Merger Agreement;

                  sixth, each of Winton, Grove, Parise, and Chan shall enter into the Employment Agreements;

                  seventh, the Exchange Offer shall be deemed to close with respect to all Approving Transferors transferring Properties in the Subsequent Closing (in the event such Subsequent Closing does not occur simultaneous with the Initial Closing), and the REIT shall be substituted as a limited partner of such Approving Transferors; and

                  eighth, the Asset Transfer shall be deemed to close with respect to each Property transferred in the Subsequent Closing, and each such Property owned by an Approving Transferor shall be sold to Heritage LP in exchange for LP Units.

         8.3 Transferor Partners' Deliveries to Close the Exchange Offer. At the Closing, each Transferor Partner who has tendered a Transferor Partner Interest in an Approving Transferor pursuant to the Exchange Offer shall cause the Custodian to deliver to the REIT the following pursuant to the Custody
Agreement:

                  (a) A Letter of Transmittal, completed and duly executed by such Transferor Partner, in the form of Exhibit A hereto;

                  (b) All right, title and interest in and to the Transferor Partner Interests owned by Transferor Partner;

                  (c) A duly executed counterpart of the Registration Agreement; and

                  (d)  Any  other   documents   called  for  by  the  Letter  of
Transmittal.

         8.4 Custodian's Deliveries to Close the Exchange Offer. At the Closing, the Custodian shall deliver to the REIT a copy of the Custody Agreement, which was executed by the Custodian and each Transferor Partner of an Approving Transferor who tendered Transferor Partner Interests in the Exchange Offer and which were accepted for purchase by the REIT.

         8.5 REIT's Deliveries to Close the Exchange Offer. At the Closing, the REIT shall deliver to each Transferor Partner of an Approving Transferor who tendered Transferor Partner Interests in the Exchange Offer by delivery to the Custodian pursuant to the Custody Agreement, the following:

                  (a) A certificate representing the number of validly issued, fully paid, and non-assessable shares of REIT Stock equal to the Exchange Value attributable to all Transferor Partner Interests in Approving Transferors tendered by such Transferor Partner divided by the REIT Stock Price, registered in the name of each Transferor Partner;

                  (b) A certificate executed by a duly authorized officer of the REIT setting forth the calculation of the Exchange Value attributable to the Transferor Partnership Interests in Approving Transferors tendered by such Transferor Partner and accepted for purchase by the REIT;

                  (c) A counterpart of the Registration Agreement duly executed by the REIT;

                  (d) A certificate signed by a duly authorized officer of the REIT stating that the REIT's representations and warranties contained herein are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date and that all covenants and agreements required to be performed by the REIT under this Combination Agreement prior to the Closing have been performed in accordance with the terms of this Combination Agreement;

                  (e) A copy of the opinion of counsel addressed to such Transferor Partner as to the matters set forth in Exhibit J attached hereto, subject to customary qualifications.

         8.6 Approving Transferors' Deliveries to Close the Asset Transfer. At the Closing, each Approving Transferor shall deliver or cause to be delivered to Heritage LP the following:

                  (a) Amended Partnership Agreement. The Amended Partnership Agreement, executed by such Approving Transferor;

                  (b) Deeds. Special Warranty Deeds for each of the Real Properties situated in the State of Texas, executed and acknowledged by each of the respective Approving Transferors, conveying to Heritage LP indefeasible, fee simple title to the Real Properties owned by each such Approving Transferor with appropriate provisions reflecting that the conveyance made by each such Special Warranty Deed is made and accepted subject to the Permitted Exceptions applicable to the Real Property covered thereby and any title exceptions insured over by the Title Company, containing provisions reflecting that the conveyance made by each of such Special Warranty Deeds is made and accepted on an "As Is, Where Is" basis in its present condition and subject to all defects or deficiencies, known or unknown, without any express or implied warranty or representation of any kind or nature with respect to any aspect of the physical condition of the Real Property conveyed thereby, and otherwise in such form and containing such terms and provisions as shall be satisfactory to and approved by the parties to each of such Special Warranty Deeds. With respect to the Real Properties situated in the State of Washington, Grant Deeds in statutory form for each of the Real Properties situated in the State of Washington, executed and acknowledged by each such Approving Transferors conveying to Heritage LP indefeasible, fee simple title to each of the Real Properties of such Approving Transferor and containing a limited or special warranty of title (warranting title by, through or under grantor) and a warranty by each such Approving Transferor that the Real Property covered by such Deed is free and clear of all liens other than the Permitted Exceptions and expressly providing that each such Grant Deed is made and accepted on an "As Is, Where Is" basis in its present condition and subject to all defects or deficiencies, known or unknown, without any express or implied warranty or representation of any kind or nature with respect to any aspect of the physical condition of the Real Property conveyed thereby;

                  (c) Assignment of Leases. Assignments and Assumptions of Leases, executed and acknowledged by such Transferor and Heritage LP, vesting in Heritage LP all right, title and interest of the landlord under the Leases, containing a warranty by such Transferor that the right, title and interest assigned by it is free and clear of liens and charges and is not subject to any other assignment, transfer or hypothecation, other than those existing pursuant to the Transferred Debt, if applicable, and containing an assumption by Heritage LP of all obligations of Transferors, as lessors, under the Leases arising after Closing;

                  (d) Bills of Sale. Bills of sale, executed and acknowledged by such Approving Transferor, transferring and assigning to Heritage LP all of the Tangible Personal Property and containing a limited or special warranty of title and a warranty by each Transferor that such property conveyed by it is free and clear of liens and charges and is not subject to any other assignment, transfer or hypothecation, other than those existing pursuant to the Transferred Debt, if applicable, and containing provisions reflecting that the assignment and transfer made thereby is made and accepted on an "As Is, Where Is" basis, in its present condition and subject to all defects and deficiencies, known or unknown, without any express or implied warranty or representation as to the fitness or merchantability of any of the property transferred thereby or as to any other matters, and otherwise in such form and containing such terms and provisions as shall be satisfactory to and approved by the parties to each of such Bills of Sale;

                  (e) Assignment of Intangible Personal Property. Assignments of Intangible Personal Property, executed and acknowledged by the respective Transferors, transferring and assigning, without recourse, warranty or representation except as otherwise expressly provided herein, to Heritage LP each Transferor's right, title and interest in and to all of the Intangible Personal Property and containing a warranty by such Transferor that such right, title and interest is free and clear of liens or charges and is not subject to any other assignment, transfer or hypothecation, other than those existing pursuant to the Transferred Debt, if applicable;

                  (f) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by each Transferor;

                  (g) Tenant Notification and Estoppel Letters. Notification letters to be delivered to all tenants at the Real Properties, executed by the respective Transferors, providing notice that the interest of Transferor in Lease has been assigned to Heritage LP, and providing notice of the address for the future payment of rents and other charges and fees; and a Tenant Estoppel is required with respect to any Real Property, the Transferor of such Real Property shall have caused to have been delivered to the REIT the appropriate Estoppel
Certificates dated no earlier than 20 days prior to the Closing Date (or the Subsequent Closing Date, if applicable) from each tenant listed on Schedule VI attached hereto (the "Major Tenants") and tenants (the "Required Additional Tenants") occupying at least the percentage of the balance of the square footage in the buildings on all such Real Properties as such percentage is set forth in
Schedule VI attached hereto, disclosing no material inconsistencies with the Rent Roll for the respective Real Property delivered pursuant to Section 2.5 hereof and, in the event there are any material changes in such estoppel certificates, Transferors shall deliver an update of such estoppel certificates reflecting such material changes to the REIT prior to Closing;

                  (h) Updated Rent Roll, Schedule of Service Contracts, Schedule of Tenant Improvement Agreements and Operating Statements. For each of the Real Properties, an updated Rent Roll, Schedule of Service Contracts, Schedule of Tenant Improvement Agreements and Operating Statement, certified by the respective Transferors as true, accurate and complete as of the Closing Date;

                  (i) Title Policies and UCC Searches. For each of the Related Properties, the Title Policies delivered within a reasonable time after the Closing if that is the custom for the locality, provided that the Title Company at the Closing issues duly executed "marked-up" Title Commitments, effective the time and date of the recording of the deeds of the Real Properties into Heritage LP and irrevocably commits in writing to issue each of the Title Policies in the form of the respective "marked-up" Title Commitments within no more than sixty
(60) days after the Closing Date, together with updated UCC Searches;

                  (j) Certificate. A certificate signed by the general partner of each Approving Transferor on behalf of each Approving Transferor, stating that Transferors' representations and warranties contained herein are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date;

                  (k)  Authority.   Evidence  of  organization,   existence  and
authority of each Approving Transferor and the authority of the person executing documents on behalf of each Transferor reasonably satisfactory to the REIT;

                  (l) Opinions. An opinion of counsel of each Transferor in the form attached hereto as Exhibit K and subject to such customary qualifications as may be reasonably acceptable to the REIT;

                  (m) Tax Reporting Documents. Any and all document stamps, transfer taxes, affidavits of property value, and other documents required by states in connection with the transfer of real property;

                  (n) Exchange Registration Agreement. The Exchange Registration Agreement, executed by the Approving Transferor;

                  (o) State Law Disclosures. Such disclosures and reports, including any applicable certificate of residence or exemption with respect to withholding requirements required by applicable state and local law in connection with the conveyance of real property;

                  (p) Loan Documents. All instruments and agreements required by the Lenders in connection with the transfer of the Transferred Debt to Heritage LP; including (i) the consents and estoppels of the applicable Lenders ("Lender Consents") to the transfer of the Properties subject to the Transferred Debt, on such terms as are acceptable to the REIT, without change in any of the material terms of the Loan Documents governing the Transferred Debt, including, without limitation, amortization, interest rate and maturity date provisions;

                  (q) Quitclaim Deeds. To the extent the beneficial title owners (all of whom are Transferors hereunder) of any of the Real Properties differ from the record title owners (all of whom are Transferors hereunder) of such Real Properties, quitclaim deeds in statutory form for each of such Real Properties, executed and acknowledged by the Transferors holding such beneficial title and conveying to Heritage LP all of such Transferors' right, title and interest in and to such Real Property; provided however, the parties agree not to record such quitclaim deeds unless required by the Title Company; and

                  (r) Additional Documents. Any additional documents that the Lenders or the Title Company may reasonably require for the proper consummation of the transactions contemplated by this Combination Agreement.

         8.7 The REIT's and Heritage SGP's Deliveries to Close the Asset Transfer. At the Closing, the REIT and Heritage SGP shall deliver to Heritage LP, or cause to be delivered, the following:

                  (a) Amended Partnership Agreement. The Amended Partnership Agreement, executed by the REIT and Heritage SGP, together with all filings with any governmental authority or agency required to be made by or on behalf of Heritage LP;

                  (b) REIT Initial Capital Contribution. Payment of the REIT Initial Capital Contribution by the REIT and Heritage SGP to Heritage LP in immediately available funds;

                  (c) Officers' Certificate. A certificate of the Chairman and Chief Financial Officer of the REIT stating that the REIT's representations and warranties contained herein are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date;

                  (d)  Authority.   Evidence  of  organization,   existence  and
authority of the REIT and the authority of any person executing documents on behalf of the REIT; and

                  (e) Additional Documents. Any additional documents that the Lenders or the Title Company may reasonable require for the proper consummation of the transactions contemplated by this Combination Agreement.

         8.8 Heritage LP's Delivery to Close the Asset Transfer. At the Closing, Heritage LP shall deliver, or cause to be delivered, to each Approving Transferor, the following:

                  (a) GP and LP Units. That number of GP and LP Units calculated in accordance with Section 2.2(c);

                  (b) Conveyance Documents. All acceptances and assumptions set forth in the conveyance and assignment documents for the Properties, executed and acknowledged by Heritage LP;

                  (c) Loan Documents. All instruments and agreements reasonably required by the Lenders in connection with the transfer of the Transferred Debt to Heritage LP, executed Heritage LP, if required; and the disbursements by Heritage LP of the REIT Initial Capital Contribution to the Lenders on behalf of Heritage LP in accordance with Section 2.3 hereof in order to repay in full such portion of the Mortgage Debt that is not Transferred Debt;

                  (d) Opinion. An opinion of counsel of O'Connor Cavanagh as to the matters set forth in Exhibit K attached hereto and subject to such customary qualifications as may be reasonably acceptable to the general partner of the Approving Transferors;

                  (e) Exchange Registration Agreement. The Exchange Registration Agreement duly executed by the REIT;

                  (f) State Law Disclosures. Such disclosures and reports required by applicable state and local law in connection with the conveyance of real property; and

                  (g) General Partner's Certificate. A certificate of an authorized officer of the REIT, as general partner of Heritage LP, stating that the representations and warranties of Heritage LP set forth herein are true and correct as of the Closing Date with the same force and effect as if made at the Closing Date.

         8.9 Mergers. At the Closing, the parties to the Pima Realty Mortgage, Pima Mortgage Merger, and Associates Merger shall make all deliveries to each other required by the Pima Realty/Mortgage Merger Agreement and Associates Merger Agreement. At the Closing, the parties to the Pima Realty/Mortgage Agreement shall deliver to Winton, individually, and as Custodian for each Transferor Partner in an Approving Transferor that participates in the Exchange Offer, and as general partner of each Transferor, a certificate stating that the Pima Mortgage Merger and Pima Realty Merger were consummated in accordance with the terms of the Pima Realty/Pima Mortgage Merger Agreement without any material condition to such merger being waived by the parties thereto, which certificate shall certify as to the accuracy of copies of each document executed in connection with the closing of the Pima Realty Merger and Pima Mortgage Merger which shall be attached thereto.

         8.10 Deliveries of Winton, Grove, Parise and Chan. At the Closing, each of Winton, Grove, Parise and Chan shall deliver, or cause to be delivered the Employment Agreements for each of Winton, Grove, Parise and Chan, executed by Winton, Grove, Parise and Chan, respectively.

         8.11 Properties Closing Costs. All transfer fees or stamp taxes and recording fees required to be paid to record the deeds and any loan assignment documents with respect to the Properties together with any commissions set forth in Schedule IV shall be paid by the Approving Transferor that owned such Property. The costs of the Title Reports, the Surveys and the UCC Searches and the costs of recording any documents required to satisfy or release Title Objections shall be paid one-half by the REIT on behalf of Heritage LP and one-half by the Transferor owned the Property subject to the Title Report, Survey, or UCC search; provided however, in the event the Closing fails to occur, the REIT shall promptly pay all costs and expenses of the Surveys, the Title Reports and the UCC Searches. The premiums for the standard Title Policies shall be paid one hundred percent (100%) by the Transferors that owned the Property insured by the Title Policy immediately prior to the Closing. The cost of any additional endorsement or upgrades to the Title Policies shall be paid one hundred percent (100%) by the REIT. Any prepayment fees or premiums or assumption fees or costs in connection with the assumption or repayment of any Mortgage Debt by Heritage LP shall be paid by the REIT. All costs and expenses described in this Section 8.11 are herein called the "Properties Closing Costs." All Properties Closing Costs will be paid by Heritage LP through the REIT Initial Capital Contribution. Properties Closing Costs required by this Section
8.11 to be paid by the Transferors shall be paid by Heritage LP (in proportion to the relative Values of the Properties transferred to Heritage LP) and the amount of such Properties Closing Costs so paid by Heritage LP shall be deducted from the Deemed Value of each Property; provided however, that the amount of Properties Closing Costs paid by Heritage LP and deducted from the Deemed Value of the applicable Property, as provided in this sentence, shall not exceed the amount set forth for such Property in Schedule VI. The parties acknowledge that certain Properties Closing Costs may not be paid at Closing but will be paid in ordinary course following the Closing.


                                    ARTICLE 9
                   WAIVER; MODIFICATION; TERMINATION; REMEDIES
                   -------------------------------------------

         9.1 Waivers. The failure of the Winton Parties to comply with any of their respective obligations, agreements or conditions as set forth herein may be waived expressly in writing by the REIT, by action of its Board of Directors. The failure of the REIT Parties to comply with any of its obligations, agreements or conditions as set forth herein may be waived expressly in writing by the Winton Parties by action of Winton as general partner.

         9.2 Modification. This Combination Agreement may be modified at any time in any respect by the mutual consent of all of the parties, notwithstanding prior approval by the Transferor Partners or the stockholders of the REIT. Any such modification may be approved for the REIT by its Board of Directors or for a Transferor by its general partner.

         9.3 Termination. This Combination Agreement may be terminated at any time before the Closing Date, by the Board of Directors of the REIT or by the Transferors (by action of their respective general partner or partners), before or after approval of the REIT stockholders and the partners of the Transferors as follows:

                  (a) by either the Transferors or the REIT if the Commitment Date shall not have occurred on or before February 27, 1997;

                  (b) By either the Transferors or the REIT if the Closing Date shall not have occurred on or before April 30, 1997 ("Expiration Date"); provided, however, that the Transferor's right to terminate this Combination Agreement under this Section 9.3(b) shall not be available if one of the Winton Parties' failure to fulfill any obligation under this Combination Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur before the Expiration Date and the REIT's right to terminate this Combination Agreement under this Section 9.3(b) shall not be available if one of the REIT Parties' failure to fulfill any obligation under this Combination Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur prior to the Expiration Date;

                  (c) By either the Transferors or the REIT if a court of competent jurisdiction or governmental regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their commercially reasonably efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Combination Agreement, and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that if such order, decree, ruling or other action shall restrain, enjoin or otherwise prohibit the transactions contemplated by this Combination Agreement by Transferors owning Properties constituting less than 30% of the Exchange Value, then the termination right pursuant to this provision shall only pertain with respect to such Transferors and such Properties;

                  (d) By the Transferors if a REIT Party shall have breached, or failed to comply with, in any material respect any of its obligations under this Combination Agreement or any Related Agreement, and such breach or failure is not cured within 30 days following written notice thereof by Transferors;

                  (e) By the REIT if a Winton Party shall have breached, or failed to comply with, in any material respect any of the obligations under this Combination Agreement or any Related Agreement, and such breach or failure is not cured within 30 days following written notice thereof by the REIT;

                  (f) By the Transferors if a representation or warranty of a REIT Party made in this Combination Agreement or a Related Agreement is not true and correct in any material respect;

                  (g) By the REIT if a representation or warranty of a Winton Party made in this Combination Agreement or a Related Agreement is not true and correct in any material respect;

                  (h) By the Transferors prior to the Commitment Date, if as a result of an Acquisition Proposal received by some or all of the Transferors, the general partner of the Transferors determines in good faith and based upon written advise of counsel, that his or its fiduciary obligations under applicable law require that such Acquisition Proposal be accepted;

                  (i) By the REIT or the Transferors if the REIT stockholders do not vote to approve the matters described in Section 4.2;

                  (j) By the REIT in its sole and absolute discretion prior to the expiration of the Due Diligence Period, by delivery to the Transferors of notice of termination pursuant to this Section 9.3(j); or

                  (k) By mutual written consent of the Transferors and the REIT.

         9.4 Effect of Termination. In the event of termination of this Combination Agreement as provided in Section 9.3 hereof, this Combination Agreement shall forthwith become void and there shall be no liability on the parties hereto, except as provided in this Section 9.4, and except for Sections 12.12:

                  (a) Breach by REIT Parties. If this Combination Agreement is terminated by the Transferors under Section 9.3(d), the Winton Parties shall be entitled to the prompt reimbursement from the REIT of all out-of-pocket costs (including, without limitation, attorney's fees and disbursements) incurred by the Winton Parties in connection with the transactions contemplated by this Combination Agreement and the Winton Parties, jointly and severally, shall have all rights and remedies to which they may be entitled by law, in equity and under this Combination Agreement, including, without limitation, specific performance.

                  (b) Breach by Winton Parties. If this Combination Agreement is terminated by the REIT under Section 9.3(e), the REIT Parties shall be entitled to the prompt reimbursement from the Transferors of all out-of-pocket costs (including, without limitation, attorney's fees and disbursements) incurred by the REIT Parties in connection with the transactions contemplated by this Combination Agreement and the REIT Parties, jointly and severally, shall have all rights and remedies to which they may be entitled by law, in equity and under this Combination Agreement, including, without limitation, specific performance.

                  (c) Termination Following Acquisition Proposal. If either

                           (i) The REIT or the Transferors  shall terminate this
Combination Agreement pursuant to Section 9.3(a) and prior to such termination an Acquisition Proposal shall have been made, or

                           (ii) Some or all of the  Transferors  shall terminate
this Combination Agreement pursuant to Section 9.3(h),

and, in either case, a definitive agreement to effect an Acquisition Proposal is entered into by any of the Transferors within 18 months following the date of termination, the Transferors party to the Acquisition Proposal shall pay (pro rata based on the Exchange Values attributed to such Transferors or as otherwise agreed among themselves) to the REIT on the date and only if such Acquisition Proposal is consummated, $1,000,000 in cash plus the reimbursement of all out-of- pocket fees and expenses incurred by the REIT Parties in connection with the transactions contemplated by this Combination Agreement up to a maximum of $1,000,000.

                  (d) Termination Following REIT Change in Control. If, prior to the earlier of the Closing Date or the termination of this Combination Agreement pursuant to Section 9.3, either

                           (i) a person,  alone or together with its  affiliates
and associates, becomes the beneficial owner of 50% or more of the REIT Stock, the REIT enters into or publicly approves of a definitive agreement pursuant to which a person, alone or together with its affiliates and associates proposes to acquire 50% or more of the outstanding REIT Stock, or the REIT enters into or publicly approves of an agreement to merge or consolidate with another person or transfer all or substantially all of the REIT's assets to another person;

                           (ii) a person,  alone or together with its affiliates
and associates, makes a tender offer or other offer to purchase shares of REIT Stock pursuant to which the person (and its affiliates and associates) may become the beneficial owner of 50% or more of the outstanding REIT Stock, or

                           (iii)   any   person   shall    propose   a   merger,
consolidation, purchase of all or substantially all of the assets of the REIT or similar transaction;

and the REIT  stockholders  do not vote to  approve  the  matters  described  in
Section 4.2, then in the event of (i) above promptly following vote of the REIT stockholders the REIT shall pay to the Transferors the REIT Termination Payment and in the event of (ii) or (iii) if within 18 months following the termination of this Combination Agreement any person and its affiliates and associates becomes the beneficial owner of 50% or more of the outstanding REIT Stock, acquires all or substantially all of the assets of the REIT, or merger or consolidates with the REIT then upon the consummation of such transaction, the REIT shall pay the REIT Termination Payment to the Transferors. As used herein, the REIT Termination Payment shall equal $1,000,000 plus the amount of the Winton Parties' out of pocket expenses in connection with the transactions contemplated by this Combination Agreement up to a maximum of $1,000,000. For purposes of this Section, beneficial ownership shall have the meaning set forth in the regulations promulgated by the Securities and Exchange Commission under
Section 13(d) of the Exchange Act, and affiliate and associate shall have the meaning set forth in Rule 12b-2 under the Exchange Act.


                                   ARTICLE 10
                                 INDEMNIFICATION
                                 ---------------

         10.1 Obligations to Indemnify. Heritage LP shall defend and hold harmless Winton in the event that the Indemnified Party becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim (as hereinafter defined) by reason of or arising out of the Indemnified

Party having been the general partner of an Approving Transferor as soon as practicable but in any event no later than 30 days after written demand is presented to Heritage LP against any and all Expenses (as hereinafter defined), judgments, fines, penalties and amounts paid in settlement (including any interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties and amounts paid in settlement) of such Claim. If so requested by the Indemnified Party, Heritage LP shall advance, within 10 business days of such request, any and all reasonable Expenses to the Indemnified Party.

         10.2 Amount of Indemnification. The maximum amount of the indemnification provided for in Section 10.1 above shall be equal to the aggregate value of the Properties transferred pursuant to the Asset Transfer on the Closing Date.

         10.3 Defined Terms. For purposes of this Section 10, the following terms shall have the meanings set forth below:

                  (a) "Claim"  shall mean any  threatened,  pending or completed action, suit, investigation or proceeding, and any appeal thereof, whether civil, criminal, administrative or investigative and/or an inquiry or investigation.

                  (b) "Expenses" shall mean all costs, expenses and obligations (including attorneys' fees) paid or incurred in connection with investigating defending, being a witness in or participating in, including an appeal, or preparing to defend, be a witness in or participate in any Claim relating to an Indemnifiable Event.


                                   ARTICLE 11
                                   DEFINITIONS
                                   -----------

"Acquisition Proposal" shall mean a bona fide offer by a person or group of related persons (other than the REIT Parties and their Affiliates) to acquire the Properties owned by all or any number of the Transferors in a transaction or series of related transactions in which the Properties proposed to be purchased constitute more than 70% of the Deemed Value of all the Properties owned by the Transferors.

"Accredited Investor" shall mean an accredited investor as defined under Regulation D of the Securities Act.

"Amended Partnership Agreement" has the meaning set forth in the recitals hereof.

"Approving Transferor" shall have the meaning set forth in Section 7.1.

"Asset Transfer" has the meaning set forth in the preamble hereof.

"Associates" has the meaning set forth in the preamble hereof.

"CAM Charges" has the meaning set forth in Section 2.8 hereof.

"CERCLA" has the meaning set forth in the definition of Environmental Laws hereof.

"Chan" has the meaning set forth in the preamble hereof.

"Closing Date" has the meaning set forth in Section 8.1 hereof.

"Commitment Date" has the meaning set forth in Section 1.1(f) hereof.

"Condemnation Proceeding" has the meaning set forth in Section 2.7 hereof.

"Custodian" has the meaning set forth in Section 1.1 hereof.

"Deemed Value" with respect to a Property shall be equal to the value allocated to such Property in Schedule VIII attached hereto.

"Distributees" has the meaning set forth in Section 2.2(d) hereof.

"Due Diligence Period" has the meaning set forth in Section 2.2 hereof.

"Employment Agreements" has the meaning set forth in the recitals hereof.

"Environmental Laws" shall include, without limitation, the Clean Air Act; the Clean Water Act and the Water Quality Act of 1987; the Federal Insecticide Fungicide, and Rodenticide Act; the Marine Protection, Research, and Sanctuaries Act; the National Environmental Policy Act; the Noise Control Act; the Occupational Safety and Health Act; the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, the Safe Drinking Water Act; the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, and the Emergency Planning and Community Right-to-Know Act; the Toxic Substance Control Act ("TSCA"); and the Atomic Energy Act, all as may have been amended as of the date of this Combination Agreement, together with their implementing regulations and guidelines as of the date of this Combination Agreement. "Environmental Laws" shall also include all state, regional, county, municipal and other local laws, regulations, and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials.

"Estoppel Certificate" has the meaning set forth in Section 2.5(b) hereof.

"Exchange Act" shall mean the Securities Exchange Act of 1934.

"Exchange Value" shall mean with respect to each Transferor, the Value of the Property; and with respect to any partner of a Transferor shall mean the Exchange Value of such Transferor multiplied times the percentage interest of such partner in such Transferor.

"Exchange Registration Agreement" shall have the meaning set forth in the recitals hereof.

"Execution Date" shall mean the date of execution of this Combination Agreement.

"Expiration Date" has the meaning set forth in Section 9.3(b) hereof.

"FIFRA" has the meaning set forth in the definition of Environmental Laws hereof.

"GP Unit" has the meaning set forth in the recitals hereof.

"Grove"  has the meaning set forth in the preamble hereof.

"Hazardous Materials" shall include, without limitation: any hazardous substance, pollutant, or contaminant regulated under CERCLA; oil and petroleum products and natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel; pesticides regulated under FIFRA; asbestos, polychlorinated biphenyls, and other substances regulated under TSCA; source material, special nuclear material, and by-product materials regulated under the Atomic Energy Act; and industrial process and pollution control wastes to the extent regulated under applicable Environmental Laws.

"Heritage LP" has the meaning set forth in the preamble hereof.

"Heritage SGP" has the meaning set forth in the preamble hereof.

"Improvements" shall mean with respect to a Real Property, all improvements located thereon, including, without limitation, all heating, ventilation, electrical, plumbing and other mechanical or operational systems.

"Initial Closing Date" has the meaning set forth in Section 8.1 hereof.

"Intangible Personal Property" shall be a collective reference to all intangible personal property related to the Real Properties, including, without limitation: all trade names and trade marks associated with each of the Real Properties, together with the goodwill related thereto, including each Transferor's rights and interests in the respective names of each of the Properties set forth in
Schedule II attached hereto and the names (unless the same include proper names) of the Transferors; all rights to the plans and specifications and other architectural and engineering drawings for the Improvements; contract rights related to the construction, operation, ownership or management of each of the Real Properties (but excluding the obligations of any of Transferors thereunder, except those expressly assumed pursuant to this Combination Agreement); warranties, zoning approvals, building permits and licenses (to the extent assignable); tenant lists, correspondence with tenants and records (including, but not limited to, those relating to taxes, insurance, maintenance, repairs, capital improvements and services), booklets, manuals, advertising and promotional materials, including, without limitation, photographs and negatives, correspondence with suppliers, and telephone exchange numbers (if available); excluding, however, cash or accounts receivable, except to the extent specifically provided herein with respect to prorations and adjustments and Rehabilitation Reserves (when the term "Intangible Personal Property" is used in connection with a single Real Property, such term shall only be a collective reference to the Intangible Personal Property applicable to such Real Property).

"Leases" shall be a collective reference to all leases of space within the Improvements, including leases that may be made by Transferors after the date hereof and prior to the Closing (as defined herein); provided, however, when such term is used in connection with a single Real Property, the term "Leases" shall only be a collective reference to the Leases applicable to the Improvements located on such Real Property.

"Lenders" shall mean the holders of the Notes as set forth in Schedule III hereof.

"Loan Documents" shall mean a collective reference to the mortgages, bonds, deeds of trusts and other security instruments that create liens on the respective Real Properties to secure the payment of the respective loans and related Notes.

"LP Units" shall mean the limited partnership units of Heritage LP.

"Management Merger Agreements" has the meaning set forth in the recitals hereof.

"Management Parties" has the meaning set forth in the preamble hereof.

"Material Condemnation" has the meaning set forth in Section 2.7 hereof.

"Material Damage" has the meaning set forth in Section 8.1 hereof.

"Minimum Condition" shall be deemed satisfied if the aggregate Value attributable to the Properties of Approving Transferors that have not been excluded from the transactions contemplated by this Combination Agreement by Sections 2.3(b), 2.4(e), 2.6, 2.7, or 9.3(c) hereof is greater than or equal to 70% of the Value of all Properties; provided that for purposes of this definition, Greenwood Creek, Springfield and First Appian Way shall be considered Approving Transferors.

"Mortgage Debt" shall mean the debt evidenced by a Note secured by a lien on such Real Property, the Mortgage Debt evidenced by such Note and the Lender which is the holder of such Note.

"Net Working Capital" has the meaning set forth in Section 6.6 hereof.

"Notes" and "Note" shall mean the promissory notes and bonds evidencing the Mortgage Debt.

"Other Taxes" has the meaning set forth in Section 5.1(b)(viii) hereof.

"Operating and Financial Statements" has the meaning set forth in Section 2.4(c) hereof.

"Parise" has the meaning set forth in the preamble hereof.

"Permitted Exceptions" has the meaning set forth in Section 2.4(e)(vi) hereof.

"Pima Mortgage" has the meaning set forth in the preamble hereof.

"Pima Realty" has the meaning set forth in the preamble hereof.

"Properties" and "Property" shall mean, respectively, a collective reference to all of the Real Properties, the Tangible Personal Property and the interests in the Leases and the Intangible Personal Property, and an individual reference to a single Real Property and the Tangible Personal Property and the applicable Transferor's interests in the Leases and the Intangible Personal Property associated with such Real Property.

"Properties Closing Costs" has the meaning set forth in Section 8.11 hereof.

"Prorations" has the meaning set forth in Section 2.8 hereof.

"Real Properties" shall be a collective reference to the real properties described in Schedule II attached hereto, together with (i) all Improvements located thereon, (ii) all the rights, benefits, privileges, easements, tenements, hereditaments and appurtenances thereon or in any way appertaining to such real properties, and (iii) all right, title and interest of Transferors in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining any of such real properties. When the Surveys are issued, the descriptions in the respective Surveys shall be accepted by the parties as the correct descriptions of the Real Properties, even if they should differ from Schedule II.

"Registration Agreement" has the meaning set forth in the recitals hereof.

"REIT" has the meaning set forth in the preamble hereof.

"REIT Initial Capital Contribution" has the meaning set forth in the recitals hereof.

"REIT Parties" has the meaning set forth in the preamble hereof.

"REIT Stock Price" shall mean $18.10.

"Related Agreements" has the meaning set forth in the recitals hereof.

"Rent Roll" has the meaning set forth in Section 2.4(d) hereof.

"Required Partner Approval" has the meaning set forth in Section 7.1(e) hereof.

"Resale" has the meaning set forth in Section 8.3(c) hereof.

"Schedule of Environmental Reports" has the meaning set forth in Section 2.4(d) hereof.

"Schedule of Insurance" has the meaning set forth in Section 2.4(d) hereof.

"Schedule of Loan Documents" has the meaning set forth in Section 2.4(d) hereof.

"Schedule of Tenant Options" has the meaning set forth in Section 2.4(d) hereof.

"Schedule of Service Contracts" has the meaning set forth in Section 2.4(d) hereof.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Service Contracts" has the meaning set forth in Section 2.4(c) hereof.

"Subsequent Closings" has the meaning set forth in Section 7.1 hereof.

"Subsidiary Partnership" shall mean each of the wholly owned subsidiaries of Heritage LP [and Heritage SGP] formed for the purpose of acquiring one or more Properties.

"Surveys" shall mean surveys (including field notes) made by survey civil engineers approved by the REIT and duly licensed in the States where the Real Properties are located in accordance with and containing the certification set forth in Exhibit L attached hereto and addressed to such parties as the REIT may designate.

"Tangible Personal Property" shall be a collective reference to all equipment, machinery, furniture, furnishings, supplies and other tangible personal property owned by Transferors and any interest of Transferors in any such property leased by Transferors, now or hereafter located in and used in connection with the operation, ownership or management of any of the Real Properties; provided, however, when such term is used in connection with a single Real Property, the term "Tangible Personal Property" shall only be a collective reference to the Tangible Personal Property applicable to such Real Property.

"Taxes" has the meaning set forth in Section 2.8(a) hereof.

"Tenant Options" has the meaning set forth in Section 5.1(b)(xxiii) hereof.

"Title Company" shall mean Stewart Title.

"Title Policies" has the meaning set forth in Section 6.1(e) hereof.

"Title Reports" shall mean currently dated preliminary title commitments issued by the Title Company for the Real Properties.

"Transferred Debt" has the meaning set forth in Section 2.3(b) hereof.

"Transferor" has the meaning set forth in the preamble hereof.

"Transferor Partnership Interest" has the meaning set forth in the recitals hereof.

"TSCA" has the meaning set forth in the definition of Environmental Laws hereof.

"UCC Searches" shall mean copies of current Uniform Commercial Code searches issued by the Title Company or a search company acceptable to the REIT.

"Value" of each Property shall be equal to (i) the Deemed Value allocated to such Property minus (ii) the Mortgage Debt applicable to such Property as of the Closing Date and immediately prior to any repayment, purchase, refinancing, replacement or reduction thereof by Heritage LP or the REIT in accordance with
Section 2.3 (without  taking into  consideration  any discount of such  Mortgage
Debt), minus (iii) the monetary liens applicable to such Property as of the Closing Date and immediately prior to the satisfaction thereof by the application of a portion of the REIT Initial Capital Contribution as permitted by Section 2.6(d), minus (iv) Properties Closing Costs payable on behalf of the Transferor of the Property allocated to each of the Properties pro rata based upon their respective Deemed Values, and, plus or minus, as appropriate, (v) the Prorations relating to such Property determined in accordance with Section 2.8.

"Winton" has the meaning set forth in the preamble hereof.

"Winton Parties" has the meaning set forth in the preamble hereof.


                                   ARTICLE 12
                                  MISCELLANEOUS
                                  -------------

         12.1 Subsidiaries. The parties acknowledge and agree that, if required by any Lender as a condition to its consent to the transfer of a Property subject to the related Mortgage Debt as contemplated hereby, such Property may be transferred to a limited purpose entity owned by Heritage LP and any reference herein to Heritage LP shall mean, with respect to such Property, such limited purpose entity.

         12.2 Parties Bound. Prior to the Closing, except as provided in Section
12.1 hereof, no party may assign its rights or obligations under this Combination Agreement without the prior written consent of the other parties hereto, and any such prohibited assignment shall be void. This Combination Agreement and all provisions hereof, including, without limitation, all representations and warranties made hereunder, shall inure to the benefit of and be binding upon the respective heirs, devisees, legal representatives, successors, assigns and beneficiaries of the parties hereto; provided, however, that no assignment shall relieve the assignor of any obligation under this Combination Agreement whether arising before or after such assignment.

         12.3 Headings. The article and paragraph headings of this Combination Agreement are for convenience only and shall in no way limit or enlarge the scope or meaning of the language hereof.

         12.4 Invalidity. If any portion of this Combination Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Combination Agreement shall be deemed valid and operative and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Combination Agreement shall be deemed not to be a waiver of such party's right to enforce against the other party the same or any other such term or provision.

         12.5 Governing Law. Except where the laws of another jurisdiction are mandatorily applicable, this Combination Agreement shall, in all respects, be governed, construed, applied and enforced in accordance with the internal laws (and not the choice of law rules) of the State of Arizona.

         12.6 Independent Review. Each Transferor acknowledges and agrees that neither the REIT nor Heritage LP has made any representation or warranty with respect to the tax or accounting consequences of the transactions contemplated by this Combination Agreement except as set forth in the Private Offering Memorandum, and that such Transferor has been represented by counsel or received advice in connection with entering into this Combination

Agreement  and  has  received  such  tax  and  accounting  information  as  such
Transferor  deems  necessary  to   knowledgeably   consummate  the  transactions
contemplated by this Combination Agreement.

         12.7 No Third Party Beneficiary. This Combination Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions or remedies to any person or entity as a third party beneficiary, including without limitation, any Lender.

         12.8 Entirety and Amendments. This Combination Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Properties. This Combination Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

         12.9 Execution in Counterparts. This Combination Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution and delivery of this Combination Agreement, the parties may execute and exchange counterparts of the signature pages by telefax. The signature of any party to any counterparts may be appended to any other counterpart. The Title Company shall be entitled to accept and treat such fax signatures as original signatures.

         12.10 Further Assurances. To the extent that any Schedule to be attached to this Combination Agreement or to any of the Exhibits attached hereto is not completed or prepared on the date hereof, the party responsible for completing or preparing such Schedule shall deliver such Schedule to the other parties hereto as soon as possible after the date hereof and, in any event, prior to the Closing. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by Transferors at the Closing, Transferors agree to perform, execute and/or deliver or cause to be executed and/or delivered, on or after the Closing, any and all further acts, deeds and assurances as may be reasonably necessary to consummate the transactions contemplated hereby and/or to further perfect and deliver to Heritage LP the conveyance, transfer and assignment of the Properties and all rights related thereto.

         12.11 Time. Time is of the essence in the performance of each and every term, condition and covenant contained in this Combination Agreement.

         12.12 Confidentiality. The REIT and Transferors, for the benefit of each other, hereby agree that until the Closing Date, they will not release or cause or permit to be released, any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Combination Agreement or any of the Related Agreements, or the transactions contemplated herein or therein, without first obtaining the written consent of the other parties hereto. It is understood that the foregoing shall not preclude either party from discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants or potential lenders, as the case may be, or prevent either party hereto from seeking to obtain any and all approvals or consents necessary in connection with the transactions contemplated hereby, making all filings with governmental authorities required in connection with the transactions contemplated hereby and complying with laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements. After the Closing Date, Transferors agree that the REIT may release any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose, in any manner whatsoever, the terms, conditions and substances of this Combination Agreement or any of the Related Agreements, or the transactions contemplated herein or therein, without first obtaining the written consent of the other parties hereto.

         12.13 Attorneys' Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party losing in any final judgment agrees to pay the prevailing party all reasonable costs, charges and expenses, including attorneys' fees and disbursements, expended or incurred in connection therewith whether at trial, on appeal or on petition for review.

         12.14 Use of Pronouns. The use of the neuter singular pronoun to refer to a party shall be deemed a proper reference, even though such party may be an individual, partnership or a group of two or more individuals. The necessary grammatical changes required to make the provisions of this Combination Agreement apply in the plural sense where there is more than one seller or purchaser and to either partnerships or individuals (male or female) shall in all instances be assumed as though in each case fully expressed.

         12.15 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the following address:

       If to Transferors,                      c/o Winton & Associates, Inc.
       Winton or Associates:                   3845 FM 1960 West, Suite 450
                                               Houston, Texas 77068
                                               Telephone: (713) 580-1990
                                               Telefax: (713) 580-1412
                                               Attn:    Don W. Winton

       With a copy to:                         Butler & Binion, L.L.P
                                               1000 Louisiana Street, Suite 1600
                                               Houston, Texas 77002-5093
                                               Telephone: (713) 327-3111
                                               Telefax: (713) 237-3201
                                               Attn:    Guy Young, Esq.



       If to the REIT, Heritage SGP, Heritage  c/o ASR Investments Corporation
       LP, Pima Mortgage,  Grove, Parise or    335 North Wilmot, Suite 250
       Chan:                                   Tucson, Arizona  85711
                                               Telephone: (520) 748-2111
                                               Telefax:   (520) 750-8865
                                               Attn:  Jon A. Grove

       With a copy to:                         O'Connor, Cavanagh, Anderson,
                                               Killingsworth & Beshears, P.A.
                                               One East Camelback, Suite 1100
                                               Phoenix, Arizona  85012
                                               Telephone:  (602) 263-2606
                                               Telefax:  (602) 263-2900
                                               Attn:  Robert S. Kant, Esq.

       If to Pima Realty:                   c/o Pima Realty Advisors, Inc.
                                            6300 East El Dorado Place, Suite 200
                                            Tucson, Arizona 85715
                                            Telephone:  (520) 290-1500
                                            Telefax:  (520) 290-0328
                                            Attn:  Frank S. Parise, Jr.

       With a copy to:                      O'Connor, Cavanagh, Anderson,
                                            Killingsworth & Beshears, P.A.
                                            One East Camelback, Suite 1100
                                            Phoenix, Arizona  85012
                                            Telephone: (602) 263-2606
                                            Telefax:   (602) 263-2900
                                            Attn: Robert S. Kant, Esq.

         Any such notices shall be either (a) sent by certified mail, return receipt requested in which case notice shall be deemed delivered three (3) business days after deposit, postage prepaid in the U.S. Mail, (b) sent by overnight delivery using a nationally recognized overnight courier, in which case it shall be deemed delivered one business day after deposit with such courier, (c) sent by telefax, in which case notice shall be deemed delivered upon confirmed transmission of such notice, or (d) sent by personal delivery. The above addresses may be changed by written notice to the other party;
provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

         12.16 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Combination Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Combination Agreement or any exhibits or amendments hereto.

         12.17 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designed period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday.

         12.18 Information and Audit Cooperation. Each Transferor agrees to provide to Heritage LP's designated independent auditor (a) access to the books and records of such Transferor's Properties and all related information regarding the period for which Heritage LP is required to have such Properties audited under the regulations of the Securities and Exchange Commission, and (b) any representation letters regarding the books and records of such Transferor's Properties as such auditor shall reasonably request in connection with the normal course of auditing such Properties in accordance with generally accepted auditing standards.

         12.19 No Assumption. Except as otherwise expressly assumed by Heritage LP or the REIT pursuant to the terms of this Combination Agreement, neither Heritage LP nor the REIT shall assume or be deemed to have assumed any obligations or liabilities whatsoever of the Transferors with respect to the Properties or otherwise.

         12.20 Survival. The representations and warranties contained in this Combination Agreement shall not survive the Closing and shall be deemed to be merged into and waived by the instruments of such Closing. The provisions of this Combination Agreement that contemplate performance after Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Combination Agreement on the day and year first above written.

                          WINTON:


                              /s/ Don W. Winton
                          -------------------------------------------------
                          Don W. Winton

                          THE REIT:

                          ASR INVESTMENTS CORPORATION, a
                          Maryland corporation


                          By:      /s/ Jon A. Grove
                              ---------------------------------------------
                                   Jon A. Grove, Chairman of the Board and
                                   President

                          PIMA MORTGAGE:

                          PIMA MORTGAGE LIMITED PARTNERSHIP,
                          an Arizona limited partnership


                          By:      /s/ Jon A. Grove
                              ---------------------------------------------
                          Its:         Authorized Representative
                               --------------------------------------------

                          PIMA REALTY:

                          PIMA REALTY ADVISORS, INC., an Arizona
                          corporation


                          By:      /s/ Jon A. Grove
                              ---------------------------------------------
                          Its:         Authorized Representative
                               --------------------------------------------

                          ASSOCIATES:

                          WINTON & ASSOCIATES, INC., a Washington
                          corporation


                          By:      /s/ Don W. Winton
                              --------------------------------------------
                                   Don W. Winton, President

                          HERITAGE LP:

                          HERITAGE COMMUNITIES, L.P., a Delaware
                          limited partnership

                          By:      /s/ Jon A. Grove
                              ---------------------------------------------
                          Its:         Authorized Representative
                               --------------------------------------------

                          HERITAGE SGP:

                          HERITAGE SGP CORPORATION, an Arizona
                          corporation wholly owned by the REIT

                          By:      /s/ Jon A. Grove
                              ---------------------------------------------
                          Its:         President
                               --------------------------------------------


                          HERITAGE RESIDENTIAL:

                          HERITAGE RESIDENTIAL GROUP, INC., an
                          Arizona corporation wholly owned by the REIT

                          By:      /s/ Jon A. Grove
                              ---------------------------------------------
                          Its:         President
                               --------------------------------------------

                          GROVE:


                          By:  /s/ Jon A. Grove
                               --------------------------------------------
                               Jon A. Grove

                          PARISE:


                          By:  /s/ Frank S. Parise Jr.
                               --------------------------------------------
                               Frank S. Parise, Jr.

                          CHAN:


                          By:  /s/ Joseph C. Chan
                               --------------------------------------------
                               Joseph C. Chan

TRANSFERORS:

FIRST ASPEN COURT ASSOCIATES, L.P.

FIRST BRIAR PARK ASSOCIATES

FIRST CHELSEA PARK ASSOCIATES, L.P.

FIRST APPIAN WAY ASSOCIATES, L.P.

FIRST GREENWOOD CREEK ASSOCIATES, L.P.

FIRST HIGHLANDS ASSOCIATES, L.P.

FIRST MARYMONT ASSOCIATES, L.P.

FIRST MONTFORT ASSOCIATES, L.P.

FIRST RIVERWAY ASSOCIATES, L.P.

FIRST SPRINGFIELD ASSOCIATES, L.P.

FIRST TIMBERCREEK LANDING ASSOCIATES, L.P.

CAMPUS DEVELOPMENT ASSOCIATES LIMITED PARTNERSHIP

CAMPUS COMMONS ASSOCIATES - LIMITED PARTNERSHIP

FIRST PACIFIC SOUTH CENTER ASSOCIATES, L.P.



By: /s/ Don W. Winton
    --------------------------------------------
         Don W. Winton, general partner
         of each of the Transferors listed
         above

                                   SCHEDULE I

                                   TRANSFEROR


                   First Aspen Court Associates, L.P.
                   First Briar Park Associates, a Washington Limited Partnership First Chelsea Park Associates, L.P.
                   First Appian Way Associates, L.P.
                   First Greenwood Creek Associates, L.P.
                   First Highlands Associates, L.P.
                   First Marymont Associates, L.P.
                   First Montfort Associates, L.P.
                   First Riverway Associates, L.P.
                   First Springfield Associates, L.P.
                   First Timbercreek Landing Associates, L.P.
                   Campus Development Associates Limited Partnership
                   Campus Commons Associates - Limited Partnership
                   First Pacific South Center Associates, L.P.

                                   SCHEDULE II

                                   PROPERTIES



             PROPERTY                            PARTNERSHIP
             --------                            -----------

    Texas Apartments
    ----------------

    Aspen Court Apartment             First Aspen Court Associates, L.P.
    Briar Park Apartments             First Briar Park Associates, a Washington
                                      Limited Partnership
    Chelsea Park Apartments           First Chelsea Park Associates, L.P.
    Country Club Apartments           First Appian Way Associates, L.P.
    Greenwood Creek Apartments        First Greenwood Creek Associates, L.P.
    Highlands of Preston              First Highlands Associates, L.P.
    Marymont Apartments               First Marymont Associates, L.P.
    14400 Montfort Townhomes          First Montfort Associates, L.P.
    Riverway Apartments               First Riverway Associates, L.P.
    Springfield Apartments            First Springfield Associates, L.P.
    Timbercreek Landing Apartments    First Timbercreek Landing Associates, L.P.

    Washington Apartments
    ---------------------

    Campus Commons North Apartments   Campus Development Associates Limited
                                      Partnership
    Campus Commons South Apartments   Campus Commons Associates - Limited
                                      Partnership

    Washington Office Building
    --------------------------

    First Pacific South Center        First Pacific South Center
                                      Associates, L.P.

                                  SCHEDULE III

                                  MORTGAGE DEBT
                          LENDERS AND PRINCIPAL BALANCE

                                                                                                                Mortgage
           Project                                Transferor                          Lenders                   Debt (A)
           -------                                ----------                          -------                   --------
Initial Closings
----------------
  Aspen Court Apartments               First Aspen Court Associates, L.P.                                      $2,051,401
  Briar Park Apartments                First Briar Park Associates, a Washington Limited Partnership            1,400,000
  Campus Commons North Apartments      Campus Development Associates Limited Partnership                        6,719,802
  Campus Commons South Apartments      Campus Commons Associates - Limited Partnership                          2,750,000
  Chelsea Park Apartments              First Chelsea Park Associates, L.P.                                      2,887,967
  Highlands of Preston Apartments      First Highlands Associates, L.P.                                         4,889,390
  14400 Montfort Townhomes             First Montfort Associates, L.P.                                          4,120,010
  Marymont Apartments                  First Marymont Associates, L.P.                                          2,546,076
  Riverway Apartments                  First Riverway Associates, L.P.                                          1,186,061
  Timbercreek Landings Apartments      First Timbercreek Landing Associates, L.P.                               3,390,933
  Pacific South Center Office Building First Pacific South Center Associates, L.P.                              3,225,000
                                                                                                               ----------
                                                                                                               35,166,640
                                                                                                               ----------

Subsequent Closings
-------------------
  Country Club Place Apartments        First Appian Way Associates, L.P.                                        3,580,819
  Greenwood Creek Apartments           First Greenwood Creek Associates, L.P.                                   5,052,311
  Springfield Apartments               First Springfield Associates, L.P.                                       5,510,673
                                                                                                               ----------
                                                                                                               14,143,803
                                                                                                               ----------
                                                                                                               49,310,443
                                                                                                               ==========

  (A)  Principal balances as of September 30, 1996

                                   SCHEDULE IV

                             REAL ESTATE COMMISSIONS

                                                                                             Commissions Payable to
                                                                                               Affiliated Entities
                                                                                          --------------------------
                                                                                          Winton            Winton &
           Project                                Transferor                           Realty, Inc.     Associates, Inc.
           -------                                ----------                           ------------     ----------------
Initial Closings
----------------
  Aspen Court Apartments               First Aspen Court Associates, L.P.               $ 66,000
  Briar Park Apartments                First Briar Park Associates, a Washington
                                       Limited Partnership
  Campus Commons North Apartments      Campus Development Associates Limited
                                       Partnership                                       272,500
  Campus Commons South Apartments      Campus Commons Associates - Limited
                                       Partnership                                        61,500
  Chelsea Park Apartments              First Chelsea Park Associates, L.P.                57,000
  Highlands of Preston Apartments      First Highlands Associates, L.P.                   88,300
  14400 Montfort Townhomes             First Montfort Associates, L.P.
  Marymont Apartments                  First Marymont Associates, L.P.                    21,750
  Riverway Apartments                  First Riverway Associates, L.P.
  Timbercreek Landings Apartments      First Timbercreek Landing Associates, L.P.
  Pacific South Center Office Building First Pacific South Center Associates, L.P.        67,500             160,000
                                                                                        --------            --------
                                                                                         634,550             160,000
                                                                                        --------            --------

Subsequent Closings
-------------------
  Country Club Place Apartments        First Appian Way Associates, L.P.
  Greenwood Creek Apartments           First Greenwood Creek Associates, L.P.             38,500
  Springfield Apartments               First Springfield Associates, L.P.                 84,200
                                                                                        --------            --------
                                                                                         122,700                   0
                                                                                        --------            --------
                                                                                        $757,250            $160,000
                                                                                        ========            ========

                                   SCHEDULE V

                            REQUIRED PARTNER APPROVAL



                                                                             Required Partner Approval
           Project                                Transferor                         Percentage
           -------                                ----------                   ---------------------
Initial Closings
----------------
  Aspen Court Apartments               First Aspen Court Associates, L.P.                51%
  Briar Park Apartments                First Briar Park Associates, a Washington
                                       Limited Partnership                               51%
  Campus Commons North Apartments      Campus Development Associates Limited
                                       Partnership                                       51%
  Campus Commons South Apartments      Campus Commons Associates - Limited
                                       Partnership                                       51%
  Chelsea Park Apartments              First Chelsea Park Associates, L.P.               51%
  Highlands of Preston Apartments      First Highlands Associates, L.P.                  51%
  14400 Montfort Townhomes             First Montfort Associates, L.P.                   51%
  Marymont Apartments                  First Marymont Associates, L.P.                   51%
  Riverway Apartments                  First Riverway Associates, L.P.                   51%
  Timbercreek Landings Apartments      First Timbercreek Landing Associates, L.P.        51%
  Pacific South Center Office Building First Pacific South Center Associates, L.P.       51%

Subsequent Closings
-------------------
  Country Club Place Apartments        First Appian Way Associates, L.P.                 51%
  Greenwood Creek Apartments           First Greenwood Creek Associates, L.P.            51%
  Springfield Apartments               First Springfield Associates, L.P.                51%

                                   SCHEDULE VI

                                  MAJOR TENANTS


                          1.  TCI
                          2.  C.T. Mac's Sports Bar



















                           REQUIRED ADDITIONAL TENANTS

                                      None

                                  SCHEDULE VII

                        MAXIMUM PROPERTIES CLOSING COSTS


                                                                                                   Maximum
                                                                                                 Properties
                                                                                                   Closing
           Project                                     Transferor                                   Costs
           -------                                     ----------                                   -----
Initial Closings
----------------
  Aspen Court Apartments                   First Aspen Court Associates, L.P.                    $  110,000
  Briar Park Apartments                    First Briar Park Associates, a Washington
                                           Limited Partnership                                       30,000
  Campus Commons North Apartments          Campus Development Associates Limited Partnership        220,000
  Campus Commons South Apartments          Campus Commons Associates - Limited Partnership          150,000
  Chelsea Park Apartments                  First Chelsea Park Associates, L.P.                      110,000
  Highlands of Preston Apartments          First Highlands Associates, L.P.                         130,000
  14400 Montfort Townhomes                 First Montfort Associates, L.P.                           60,000
  Marymont Apartments                      First Marymont Associates, L.P.                           70,000
  Riverway Apartments                      First Riverway Associates, L.P.                           40,000
  Timbercreek Landings Apartments          First Timbercreek Landing Associates, L.P.                90,000
  Pacific South Center Office Building     First Pacific South Center Associates, L.P.              330,000
                                                                                                 ----------
                                                                                                  1,340,000
                                                                                                 ----------

Subsequent Closings
-------------------
  Country Club Place Apartments            First Appian Way Associates, L.P.                         50,000
  Greenwood Creek Apartments               First Greenwood Creek Associates, L.P.                    80,000
  Springfield Apartments                   First Springfield Associates, L.P.                       130,000
                                                                                                 ----------
                                                                                                    260,000
                                                                                                 ----------
                                                                                                 $1,600,000
                                                                                                 ==========

                                  SCHEDULE VIII

                                  DEEMED VALUE

                                                                                                   Deemed
           Project                                     Transferor                                   Value
           -------                                     ----------                                 ---------
Initial Closings
----------------
  Aspen Court Apartments                   First Aspen Court Associates, L.P.                    $ 4,400,000
  Briar Park Apartments                    First Briar Park Associates, a Washington
                                           Limited Partnership                                     2,200,000
  Campus Commons North Apartments          Campus Development Associates Limited Partnership      10,900,000
  Campus Commons South Apartments          Campus Commons Associates - Limited Partnership         4,100,000
  Chelsea Park Apartments                  First Chelsea Park Associates, L.P.                     5,600,000
  Highlands of Preston Apartments          First Highlands Associates, L.P.                        8,800,000
  14400 Montfort Townhomes                 First Montfort Associates, L.P.                         5,650,000
  Marymont Apartments                      First Marymont Associates, L.P.                         4,350,000
  Riverway Apartments                      First Riverway Associates, L.P.                         1,900,000
  Timbercreek Landings Apartments          First Timbercreek Landing Associates, L.P.              5,500,000
  Pacific South Center Office Building     First Pacific South Center Associates, L.P.             5,400,000
                                                                                                 -----------
                                                                                                  58,800,000
                                                                                                 -----------

Subsequent Closings
-------------------
  Country Club Place Apartments            First Appian Way Associates, L.P.                       5,350,000
  Greenwood Creek Apartments               First Greenwood Creek Associates, L.P.                  7,700,000
  Springfield Apartments                   First Springfield Associates, L.P.                      8,420,000
                                                                                                 -----------
                                                                                                  21,470,000
                                                                                                 -----------
                                                                                                 $80,270,000
                                                                                                 ===========